As filed with the Securities and Exchange Commission on January 17, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

H&E Equipment Services, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-51759

Delaware	7350	81-0553291
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation)	Classification Code Number)	Identification No.)

7500 Pecue Lane

Baton Rouge, LA 70809

(Address of principal executive offices, including zip code)

(225) 298-5200

(Registrant’s telephone number, including area code)

See Table of Additional Registrants Below

John M. Engquist

President and Chief Executive Officer

7500 Pecue Lane

Baton Rouge, Louisiana 70809

(225) 298-5200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Richard A. Goldberg, Esquire

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036-6797

(212) 698-3500

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
5.6250% Senior Notes due 2025	$950,000,000	100%	$950,000,000	$118,275
Guarantees of 5.6250% Senior Notes due 2025(3)	—	—	—	— (4)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act.
(2)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act.
(3)	See inside facing page for registrant guarantors.
(4)	No additional consideration is being received for the guarantees and, therefore, no additional fee is required pursuant to Rule 457(n) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Exact Name of Additional Registrants	Jurisdiction of Incorporation	I.R.S. Employer Identification Number
GNE Investments, Inc.	Washington	41-1561043
Great Northern Equipment, Inc.	Montana	81-0448694
H&E California Holding, Inc.	California	33-0613371
H&E Equipment Services (California), LLC	Delaware	20-1870322
H&E Equipment Services (Mid-Atlantic), Inc.	Virginia	41-2085749
H&E Finance Corp.	Delaware	02-0602822

The address for service of each of the additional registrants is: 7500 Pecue Lane, Baton Rouge, Louisiana 70809. The telephone number at that address is (225) 298-5200. The primary standard industrial classification number for each of the additional registrants is 7350.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 17, 2018

PRELIMINARY PROSPECTUS

H&E Equipment Services, Inc.

OFFER TO EXCHANGE

$950,000,000 5.6250% Senior Notes due 2025 and related Guarantees for

$950,000,000 5.6250% Senior Notes due 2025 that have been registered under the Securities Act

H&E Equipment Services, Inc. (“we,” “H&E” or the “Company”) is offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal up to $950,000,000 aggregate principal amount of new 5.6250% Senior Notes due 2025, which we refer to as the “new notes,” and related guarantees in exchange for a like aggregate principal amount of outstanding 5.6250% Senior Notes due 2025 that were issued on August 24, 2017 and November 22, 2017. We refer to the notes issued on November 22, 2017 as the “add-on notes” and refer to the add-on notes collectively with the notes issued on August 24, 2017 as the “old notes.” The old notes and the new notes are sometimes referred to collectively as the “notes.”

The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes:

•	will have been registered under the Securities Act of 1933, as amended (the “Securities Act”);

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the old notes; and

•	will not contain provisions relating to increased interest rates in connection with the old notes under circumstances related to the timing of the exchange offer.

The Exchange Offer

The exchange offer expires at 5:00 p.m., New York City time, on                 , 2018, unless extended.

We will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of new notes which we have registered under the Securities Act.

You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

We believe that the exchange of old notes will not be a taxable event for U.S. federal income tax purposes, but you should see “Material U.S. Federal Income Tax Considerations” on page 90 for more information.

We will not receive any proceeds from the exchange offer.

No public market currently exists for the new notes. We do not intend to apply for listing of the new notes on any securities exchange or to arrange for them to be quoted on any quotation system.

Interest on the new notes will be paid at the rate of 5.6250% per annum and will be paid semi-annually in arrears on March 1 and September 1 of each year commencing on March 1, 2018.

The new notes are fully and unconditionally guaranteed by each of the existing significant subsidiaries of H&E Equipment Services, Inc.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after consummation of the exchange offer, we will make this prospectus and any amendment or supplement thereto available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 16 for a discussion of risks that should be considered by holders prior to tendering their old notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, the accompanying letter of transmittal and related documents, and any amendments or supplements to this prospectus carefully before deciding whether to participate in the exchange offer.

The date of this prospectus is                 , 2018.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-4 under the Securities Act that we filed with the SEC. In making your investment decision, you should rely only on the information contained in this prospectus or incorporated by reference. See “Where You Can Find More Information.” We have not authorized anyone to provide you with different information. If anyone provided you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that there has not been any change in the affairs of H&E Equipment Services, Inc. or its subsidiaries since the date of this prospectus or that the information in this prospectus is correct as of any date subsequent to the date on the cover of this prospectus.

Rather than repeat certain information in this prospectus that we have already included in reports filed with the SEC, this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: 7500 Pecue Lane, Baton Rouge, LA, 70809, telephone (225) 298-5000. In order to ensure timely delivery of the information, any request should be made no later than five business days before                 , 2018, which is the date on which the exchange offer expires (unless we extend the exchange offer as described herein). See “The Exchange Offer—Terms of the Exchange Offer; Expiration Date; Extensions; Amendments; Termination.”

ii

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes market share data and other statistical information based on independent industry publications, government publications, reports by market research firms or other published independent sources. We did not commission any of these publications or reports. The remainder of the data is based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee or provide any warranty regarding the accuracy, completeness or suitability of such information. Forecasts are particularly likely to be inaccurate, especially over long periods of time, and we do not know what assumptions, for example, regarding general economic growth, are used in preparing the forecasts included in this prospectus. Information contained in this prospectus may prove to be inaccurate because of the method by which we obtained some of the data for these estimates or because this information cannot always be independently verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other inherent limitations and uncertainties. Furthermore, facts, statistics and estimates upon which these publications and data are based and to which we cite in this prospectus may become outdated, obsolete or inaccurate as underlying facts or markets or industry conditions change. Industry and market data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors” in this prospectus.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you in making your investment decision. You should read the entire prospectus, including the financial data and related notes and the section entitled “Risk Factors,” as well the information incorporated by reference in this prospectus, before making an investment decision. Unless the context otherwise requires, references to (i) “H&E” and the “Company” refer solely to H&E Equipment Services, Inc. and not its subsidiaries; and (ii) “we,” “our,” and “us” refer to H&E Equipment Services, Inc. and its subsidiaries on a consolidated basis. The term “guarantors” refers to certain of H&E’s subsidiaries that guarantee, as described herein, the obligations of H&E under the notes.

Some of the statements in this summary are forward-looking statements. For more information, see “Forward-Looking Statements” included elsewhere in this prospectus.

Our Company

We are one of the largest integrated equipment services companies in the U.S. with 80 full-service locations focused on heavy construction and industrial equipment. We rent, sell and provide parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial work platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. We engage in five principal business activities in these equipment categories:

•	equipment rentals;

•	new equipment sales;

•	used equipment sales;

•	parts sales; and

•	repair and maintenance services.

By providing rental, sales, parts, repair and maintenance functions under one roof, we offer our customers a full solution for their equipment needs. This approach provides us with (1) multiple points of customer contact; (2) cross-selling opportunities among our rental, new and used equipment sales, parts sales and services operations; (3) an effective method to manage our rental fleet through efficient maintenance and profitable distribution of used equipment; and (4) a mix of business activities that enables us to operate effectively throughout economic cycles. We believe that the operating experience and extensive infrastructure we have developed throughout our history as an integrated equipment services company provide us with a competitive advantage over rental or distribution only focused companies. In addition, our focus on four core categories of heavy construction and industrial equipment enables us to offer specialized knowledge and support to our customers.

For the last twelve months ended September 30, 2017 and December 31, 2016, we generated total revenues of approximately $979.7 million and $978.1 million, respectively. The pie charts below illustrate the breakdown of our revenues and gross profits for the last twelve months ended September 30, 2017 by business segment

(see note 11 to our unaudited consolidated financial statements and note 17 to our audited consolidated financial statements incorporated by reference herein for further information regarding our business segments):

Products and Services

Equipment Rentals. We rent our heavy construction and industrial equipment to our customers on a daily, weekly and monthly basis. We have a well-maintained rental fleet that, at September 30, 2017, consisted of approximately 31,015 pieces of equipment (as detailed in the table below) having an original acquisition cost (which we define as the cost originally paid to manufacturers or the original amount financed under operating leases) of approximately $1.4 billion and an average age of approximately 34.3 months. Our rental business creates cross-selling opportunities for us in sales and service support activities.

	Units	% of Total Units	Original Acquisition Cost	% of Original Acquisition Cost	Average Age in Months
Hi-Lift or Aerial Work Platforms	21,438	69.1%	$911.3	64.9%	37.2
Cranes	293	0.9%	103.2	7.3%	51.1
Earthmoving	3,322	10.7%	285.9	20.4%	24.0
Industrial Lift Trucks	977	3.2%	32.2	2.3%	26.9
Other	4,985	16.1%	71.1	5.1%	28.9

Total	31,015	100.0%	$1,403.7	100.0%	34.3

New Equipment Sales. We sell new heavy construction and industrial equipment in all four core equipment categories, and are a leading U.S. distributor for nationally recognized suppliers including JLG Industries, Gehl, Genie Industries (Terex), Komatsu, and Doosan/Bobcat. In addition, we are the world’s largest distributor of Grove and Manitowoc crane equipment. Our new equipment sales operation is a source of new customers for our parts sales and service support activities, as well as for used equipment sales.

Used Equipment Sales. We sell used equipment primarily from our rental fleet, as well as inventoried equipment that we acquire through trade-ins from our customers and selective purchases of high-quality used equipment. For the nine months ended September 30, 2017, approximately 88.2% of our used equipment sales revenues were derived from sales of rental fleet equipment. Used equipment sales, like new equipment sales, generate parts and services business for us.

Parts Sales. We sell new and used parts to customers and also provide parts to our own rental fleet. We maintain an extensive in-house parts inventory in order to provide timely parts and service support to our customers as well as to our own rental fleet. In addition, our parts operations enable us to maintain a high-quality rental fleet and provide additional product support to our end users.

Service Support. We provide maintenance and repair services for our customers’ owned equipment and for our own rental fleet. In addition to repair and maintenance on an as-needed or scheduled basis, we provide ongoing preventative maintenance services and warranty repairs for our customers. We devote significant resources to training our technical service employees and over time, we have built a full-scale services infrastructure that we believe would be difficult for companies without the requisite resources and lead time to effectively replicate.

In addition to our principal business activities mentioned above, we provide ancillary equipment support activities including transportation, hauling, parts shipping and loss damage waivers.

Competitive Strengths

Integrated Platform of Products and Services. We believe that the operating experience and extensive infrastructure we have developed throughout our history as an integrated equipment services company provides us with a competitive advantage over rental or distribution only focused companies. Key strengths of our integrated equipment services platform include:

•	ability to strengthen customer relationships by providing a full-range of products and services;

•	purchasing power gained through purchases for our new equipment sales and rental operations;

•	high quality rental fleet supported by our strong product support capabilities;

•	established retail sales network resulting in profitable disposal of our used equipment; and

•	mix of business activities that enable effective operations through economic cycles.

Complementary, High Margin Parts and Service Operations. Our parts and services businesses allow us to maintain our rental fleet in excellent condition and to offer our customers high-quality rental equipment. Our after-market parts and services businesses together provide us with a high-margin revenue source that has proven to be relatively stable throughout a range of economic cycles.

High-Quality, Multipurpose Fleet. Our focus on four core types of heavy construction and industrial equipment allows us to better provide the specialized knowledge and support that our customers demand when renting and purchasing equipment. These four types of equipment are attractive because they have a long useful life, high residual value and generally strong industry demand.

Well-Developed Infrastructure. We have built an infrastructure that as of November 1, 2017 included a network of 80 full-service facilities in 22 states, and a workforce that included a highly-skilled group of approximately 452 service technicians and 252 sales people in our specialized rental and equipment sales forces. We believe that our well-developed infrastructure helps us to serve large multi-regional customers better than our historically rental-focused competitors and provides an advantage when competing for lucrative fleet and project management business as well as the ability to quickly capitalize on new opportunities.

Leading Distributor for Suppliers. We are a leading U.S. distributor for nationally-recognized equipment suppliers, including JLG Industries, Gehl, Genie Industries (Terex), Komatsu and Doosan/Bobcat. In addition, we are the world’s largest distributor of Grove and Manitowoc crane equipment. These relationships improve our ability to negotiate equipment acquisition pricing and allow us to purchase parts at wholesale costs. Further, because we are a leading distributor, we have greater insight into the overall business cycle relative to our peers.

Customized Information Technology Systems. Our information systems allow us to actively manage our business and our rental fleet. We have a customer relationship management system that provides our sales force with real-time access to customer and sales information. In addition, our enterprise resource planning system enhances our ability to provide more timely and meaningful information to manage our business.

Strong Customer Relationships. We have a diverse base of approximately 39,000 customers who we believe value our high level of service, knowledge and expertise. Our customer base includes a wide range of industrial and commercial companies, construction contractors, manufacturers, public utilities, municipalities, maintenance contractors and numerous and diverse other large industrial accounts. Our branches enable us to closely service local and regional customers, while our well-developed full-service infrastructure enables us to effectively service multi-regional and national accounts. We believe that our expansive presence and commitment to superior service at all levels of the organization is a key differentiator to many of our competitors. As a result, we spend a significant amount of time and resources to train all key personnel to be responsive and deliver high quality customer service and well-maintained equipment so that we can maintain and grow our customer relationships.

Experienced Management Team. Our senior management team is led by John M. Engquist, our Chief Executive Officer, who has approximately 42 years of industry experience. Our senior and regional managers have an average of approximately 23 years of industry experience. Our branch managers have extensive knowledge and industry experience as well.

Our Business Strategy

Our business strategy includes, among other things, leveraging our integrated business model, managing the life cycle of our rental equipment, further developing our parts and services operations and selectively entering new markets and pursuing acquisitions. However, the timing and extent to which we implement these various aspects of our strategy depend on a variety of factors, many of which are outside our control, such as general economic conditions and construction activity in the U.S.

Leverage Our Integrated Business Model. We intend to continue to actively leverage our integrated business model to offer a one-stop solution to our customers’ varied needs with respect to the four categories of heavy construction and industrial equipment on which we focus. We will continue to cross-sell our services to expand and deepen our customer relationships. We believe that our integrated equipment services model provides us with a strong platform for growth and enables us to effectively operate through economic cycles.

Managing the Life Cycle of Our Rental Equipment. We actively manage the size, quality, age and composition of our rental fleet. During the life of our rental equipment, we (1) aggressively negotiate on purchase price; (2) use our customized information technology systems to closely monitor and analyze, among other things, time utilization (equipment usage based on customer demand), rental rate trends and pricing optimization and equipment demand; (3) continuously adjust our fleet mix and pricing; (4) maintain fleet quality through regional quality control managers and our on-site parts and services support; and (5) dispose of rental equipment through our retail sales force. This allows us to purchase our rental equipment at competitive prices, optimally utilize our fleet, cost-effectively maintain our equipment quality and maximize the value of our equipment at the end of its useful life.

Make Selective Acquisitions. The equipment industry is fragmented and includes a large number of relatively small, independent businesses servicing discrete local markets. Some of these businesses may represent attractive acquisition candidates. We intend to continue to evaluate and pursue, on an opportunistic basis, acquisitions, which meet our selection criteria, including favorable financing terms, with the objective of increasing our revenues, improving our profitability, entering additional attractive markets and strengthening our competitive position. We are focused on identifying and acquiring rental companies to complement our existing business, broaden our geographic footprint, and increase our density in existing markets.

Grow Our Parts and Services Operations. Our strong parts and services operations are keystones of our integrated equipment services platform and together provide us with a relatively stable high-margin revenue source. Our parts and services operations help us develop strong, ongoing customer relationships, attract new customers and maintain a high quality rental fleet. We intend to further grow this product support side of our business and further penetrate our customer base.

Enter Carefully Selected New Markets. We intend to continue our strategy of selectively expanding our network to solidify our presence in attractive and contiguous regions where we operate. We look to add new locations in those markets that offer attractive growth opportunities, high or increasing levels of demand for construction and heavy equipment, and contiguity to our existing markets. Fourteen of our current 80 locations have opened since January 1, 2014.

Corporate Information

We were incorporated in Delaware in September 2005. Our principal executive offices are located at 7500 Pecue Lane, Baton Rouge, Louisiana 70807, and our telephone number is (225) 298-5200. Our website is located at http://www.he-equipment.com. We have not incorporated by reference into this prospectus the information included on, or linked from, our website, and you should not consider it to be part of this prospectus.

THE EXCHANGE OFFER

The summary below describes the principal terms of the exchange offer and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus entitled “The Exchange Offer” contains a more detailed description of the terms and conditions of the exchange offer.

On August 24, 2017, we issued and sold $750,000,000 5.6250% Senior Notes due 2025 to Wells Fargo Securities, LLC (“Wells Fargo”) and on November 22, 2017 we issued and sold $200,000,000 of add-on notes to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo (collectively, the “initial purchasers” and each an “initial purchaser”). In each case, the initial purchaser(s) subsequently resold the old notes: (i) to qualified institutional buyers pursuant to Rule 144A; or (ii) outside the United States in compliance with Regulation S, each as promulgated under the Securities Act. In connection with this sale, we entered into a registration rights agreement with the initial purchaser in which we agreed, among other things, to deliver this prospectus to you and to use all commercially reasonable efforts to complete an exchange offer for the old notes.

Notes Offered	$950,000,000 5.6250% Senior Notes due 2025.

The issuance of the new notes will be registered under the Securities Act. The terms of the new notes and old notes are identical in all material respects, except for transfer restrictions, registration rights relating to the old notes and certain provisions relating to increased interest rates in connection with the old notes under circumstances related to the timing of the exchange offer. You are urged to read the discussions under the heading “The New Notes” in this Summary for further information regarding the new notes.

The Exchange Offer	We are offering to exchange the new notes for up to $950,000,000 aggregate principal amount of the old notes.

Old notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000 thereof. In this prospectus, the term “exchange offer” means this offer to exchange new notes for old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal. You are entitled to exchange your old notes for new notes.

Expiration Date; Withdrawal of Tender	The exchange offer will expire at 5:00 p.m., New York City time, on , 2018, or such later date and time to which it may be extended by us. The tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue new notes in exchange for, any old note is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the SEC, the receipt of any applicable governmental approvals and the absence of any actions or proceedings of any governmental agency or court which could materially impair our ability to consummate the exchange offer. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	If you wish to accept the exchange offer and tender your old notes, you must either:

•	complete, sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, in accordance with its instructions and the instructions in this prospectus, and mail or otherwise deliver such Letter of Transmittal, or the facsimile, together with the old notes and any other required documentation, to the exchange agent at the address set forth herein; or

•	if old notes are tendered pursuant to book-entry procedures, the tendering holder must arrange with the Depository Trust Company (“DTC”) to cause an agent’s message to be transmitted through DTC’s Automated Tender Offer Program System with the required information (including a book-entry confirmation) to the exchange agent.

Broker-Dealers	Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Use of Proceeds	We will not receive any proceeds from the exchange offer. See “Use of Proceeds.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent in connection with the exchange offer.

U.S. Federal Income Tax Consequences	The exchange of old notes for new notes pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

CONSEQUENCES OF EXCHANGING OLD NOTES PURSUANT TO THE EXCHANGE OFFER

Based on certain interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, we are of the view that holders of old notes (other than any holder who is an “affiliate” of us within the meaning of Rule 405 under the Securities Act) who exchange their old notes for new notes pursuant to the exchange offer generally may offer the new notes for resale, resell such new notes and otherwise transfer the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the new notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement or understanding with any person to participate in a distribution of the new notes; and

•	neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.” If a holder of old notes does not exchange the old notes for new notes according to the terms of the exchange offer, the old notes will continue to be subject to the restrictions on transfer contained in the legend printed on the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Additionally, if you do not participate in the exchange offer, you will not be able to require us to register your old notes under the Securities Act except in limited circumstances. These circumstances are:

•	the exchange offer is not permitted by applicable law or SEC policy,

•	the exchange offer is not consummated by ,

•	with respect to any holder of old notes:

•	such holder is prohibited by law or SEC policy from participating in the exchange offer; or

•	such holder may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales by such holder; or

•	such holder is a broker-dealer and holds old notes acquired directly from H&E or an affiliate of H&E.

In these cases, the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the old notes. We do not currently anticipate that we will register under the Securities Act any old notes that remain outstanding after completion of the exchange offer.

THE NEW NOTES

The summary below describes the principal terms of the new notes, is provided solely for your convenience and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions The “Description of the New Notes” section of this prospectus contains a more detailed description of the terms and conditions of the new notes. You should read the full text and more specific details contained in that section and elsewhere in this prospectus.

Issuer	H&E Equipment Services, Inc., a Delaware corporation.

Notes Offered	$950,000,000 aggregate principal amount of 5.6250% Senior Notes due 2025.

Maturity	The new notes will mature on September 1, 2025.

Interest Payment Dates	Interest will be paid on the new notes in cash semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2018. Interest on the new notes will accrue from August 24, 2017.

Guarantees	The new notes will be guaranteed by each of our existing, and any future, significant domestic restricted subsidiaries.

Ranking	The new notes and the guarantees of the new notes will be unsecured senior obligations and will:

•	rank equally in right of payment with all of our existing and future senior debt;

•	rank senior in right of payment to all of our subordinated debt;

•	be effectively subordinated to all of our existing and future secured debt (including obligations under our existing asset based credit facility (the “Credit Facility”)) to the extent of the value of the assets securing such debt; and

•	be structurally subordinated to all of the liabilities and preferred stock of any subsidiaries that do not guarantee the new notes.

As of September 30, 2017, H&E and its subsidiaries had approximately $951.5 million of indebtedness, including $1.5 million of secured indebtedness, and $594.8 million of availability under the Credit Facility, net of $7.7 million of outstanding letters of credit. On December 22, 2017, we amended, extended and restated the Credit Facility to increase the aggregate commitments thereunder to $750 million. See “Description of Existing Indebtedness.”

Optional Redemption

The new notes will be redeemable, in whole or in part, at any time on or after September 1, 2020 at the redemption prices specified under “Description of the New Notes—Optional Redemption” plus accrued and unpaid interest to the date of redemption. We may redeem up to 40% of the aggregate principal amount of the notes before September 1, 2020 with the net cash proceeds from certain equity offerings. We may also redeem new notes prior to September 1, 2020 at a specified “make-whole” redemption price plus accrued and unpaid interest to the date of redemption.

Certain Covenants	The indenture governing the notes limits, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	pay dividends and make distributions;

•	make investments;

•	repurchase stock;

•	create liens;

•	enter into transactions with affiliates;

•	merge or consolidate; and

•	transfer and sell assets.

Each of these restrictions has a number of important qualifications and exceptions. See “Description of the New Notes.”

Certain of these covenants will cease to apply to the notes for so long as the notes have investment grade ratings from both Moody’s Investor Service, Inc. and Standard & Poor’s Rating Group. See “Description of the New Notes.”

Change of Control	Upon a change of control, we will be required to offer to purchase the new notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the New Notes—Repurchase at the Option of Holders—Change of Control.”

No Prior Market	The new notes are a new issue of securities for which there is currently no market. Accordingly, we cannot assure you that a liquid market for the new notes will develop or be maintained. See “Risk Factors—Risks Related to the Exchange Offer—If an active trading market for the new notes does not develop, the liquidity and value of the new notes could be harmed.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in exchange for the outstanding old notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the old notes. See “Use of Proceeds.”

Risk Factors	An investment in the new notes and participation in the exchange offer involve risk. You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under the caption “Risk Factors” in this prospectus and incorporated herein by reference from our Annual Report on Form 10-K and other filings with the SEC.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data as of and for the years ended December 31, 2016, 2015 and 2014 are derived from our audited consolidated financial statements incorporated by reference into this prospectus. The following unaudited summary condensed consolidated financial data as of September 30, 2017 and for each of the nine months in the periods ended September, 2017 and 2016 are derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus. The following summary consolidated financial data for the twelve month period ended September 30, 2017 has been derived from our audited consolidated financial statements and the related notes for the year ended December 31, 2016 and from our unaudited condensed consolidated financial statements and the related notes for the nine months ended September 30, 2017 incorporated by reference into this prospectus. Historical results are not indicative of the results to be expected in the future. In addition, our results for the nine and twelve months ended September 30, 2017 are not necessarily indicative of results expected for the full year ending December 31, 2017. The data should be read in conjunction with our audited consolidated financial statements and related notes incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2016, our unaudited condensed consolidated financial statements and related notes and that are incorporated by reference herein from our Quarterly Report on Form 10-Q for the period ended September 30, 2017 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the period ended September 30, 2017.

	For the Year Ended December 31,			For the Nine Months Ended September 30, (unaudited)		Last Twelve Months Ended September 30, (unaudited)
	2016	2015	2014	2017	2016	2017
	(Amounts in thousands, except per share amounts)
Statement of income data(1):
Revenues:
Equipment rentals	$445,227	$443,024	$404,110	$351,303	$330,023	$466,507
New equipment sales	196,688	238,172	328,036	128,883	151,836	173,735
Used equipment sales	96,910	118,338	123,173	75,219	71,973	100,156
Parts sales	109,147	111,133	113,732	81,063	81,958	108,252
Services revenues	64,673	63,954	61,292	47,121	49,322	62,472
Other	65,492	65,210	60,069	51,764	48,679	68,577

Total revenues	978,137	1,039,831	1,090,412	735,353	733,791	979,699

Cost of revenues:
Rental depreciation	162,415	162,089	146,055	125,996	120,700	167,711
Rental expense	71,694	71,950	61,916	58,524	53,162	77,056
New equipment sales	175,556	212,235	289,526	114,440	135,152	154,844
Used equipment sales	66,738	81,338	84,936	51,979	49,751	68,966
Parts sales	78,966	80,830	81,106	58,696	59,184	78,478
Services revenues	21,839	21,693	21,507	15,898	16,736	21,001
Other	65,318	63,964	57,428	50,782	48,129	67,971

Total cost of revenues	642,526	694,099	742,474	476,315	482,814	636,027

Gross profit (loss):
Equipment rentals	211,118	208,985	196,139	166,783	156,161	221,740
New equipment sales	21,132	25,937	38,510	14,443	16,684	18,891
Used equipment sales	30,172	37,000	38,237	23,240	22,222	31,190
Parts sales	30,181	30,303	32,626	22,367	22,774	29,774
Services revenues	42,834	42,261	39,785	31,223	32,586	41,471
Other	174	1,246	2,641	982	550	606
Total gross profit	335,611	345,732	347,938	259,038	250,977	343,672

Selling, general and administrative expenses(2)	228,129	220,226	206,480	172,328	172,385	228,072
Merger breakup fee proceeds, net of merger costs(3)	—	—	6,506	—	—	6,506
Gain from sales of property and equipment, net	3,285	2,737	2,286	4,431	2,301	5,415

Income from operations	110,767	128,243	143,744	97,647	80,893	127,521

Interest expense(4)	(53,604)	(54,030)	(52,353)	(41,665)	(40,229)	(55,040)
Loss on early extinguishment of Debt(5)	—	—	(25,363)	—	—	(25,363)
Other, net	1,867	1,463	1,293	1,156	1,505	1,518

Total other expense, net	(51,737)	(52,567)	(51,060)	(65,872)	(38,724)	(78,885)

Income before income taxes	59,030	75,676	92,684	31,775	42,169	48,636
Income tax provision	21,858	31,371	37,545	8,045	17,427	12,476

Net income	$37,172	$44,305	$55,139	$23,730	$24,742	$36,160

Net income per common share:
Basic	$1.05	$1.26	$1.57	$0.67	$0.70	$1.02

Diluted	$1.05	$1.25	$1.56	$0.67	$0.70	$1.01

Weighted average common shares outstanding:
Basic	35,393	35,272	35,159	35,494	35,373	35,483

Diluted	35,480	35,343	35,249	35,656	35,461	35,630

Dividends declared per common share outstanding	$1.10	$1.05	$0.50	$0.825	$0.825	$1.10

	For the Year Ended December 31,			For the Nine Months Ended September 30, (unaudited)		Last Twelve Months Ended September 30, (unaudited)
	2016	2015	2014	2017	2016	2017
	(Amounts in thousands)
Other financial data:
EBITDA(6)	$302,331	$316,163	$311,551	$217,528	$223,419	$296,440
Adjusted EBITDA(6)	$302,331	$316,163	$311,551	$236,385	$223,419	315,297
Depreciation and amortization(7)	$189,697	$186,457	$166,514	$144,088	$141,021	192,764
Statement of cash flows:
Net cash provided by operating activities	176,979	206,620	158,318	156,393	109,403	223,969
Net cash used in investing activities	(114,410)	(101,759)	(296,643)	(126,675)	(104,449)	(136,636)
Net cash provided by (used in) financing activities	(62,045)	(113,563)	136,579	(31,217)	(5,079)	(88,183)

	For the Year Ended December 31,			For the Nine Months Ended September 30, (unaudited)
	2016	2015	2014	2017	2016
	(Amounts in thousands)
Balance sheet data:
Cash	$7,683	$7,159	$15,861	$6,184	$7,034
Rental equipment, net	893,816	893,393	889,706	917,075	922,486
Deferred financing costs, net(8)	1,964	2,777	2,850	1,576	2,167
Total assets(8)	1,241,611	1,299,511	1,356,990	1,302,213	1,291,825
Total debt(8)	792,057	814,070	888,918	816,961	839,127
Stockholders’ equity	142,765	142,588	133,367	139,815	139,412

(1)	See note 17 to our audited consolidated financial statements incorporated by reference herein and note 11 to the unaudited consolidated financial statements incorporated by reference herein discussing segment information.
(2)	Stock-based compensation expense included in selling, general and administrative expenses for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 totaled $3.0 million, $2.7 million, $2.6 million, $2.6 million and $1.9 million, respectively and $2.6 million and $2.3 million for the nine months ended September 30, 2017 and 2016, respectively.
(3)	As more fully described in note 3 to the unaudited consolidated financial statements incorporated by reference herein, pursuant to the terms of our merger agreement with Neff Corporation, we received a $13.2 million breakup fee concurrently with Neff’s termination of the merger agreement. Related estimated merger transaction fees totaled $6.7 million, resulting in estimated net proceeds of $6.5 million.
(4)	Interest expense for the periods presented is comprised of cash-pay interest (interest recorded on debt and other obligations requiring periodic cash payments) and non-cash pay interest (comprised of amortization of deferred financing costs and accretion (amortization) of note discount (premium)).
(5)	We recorded a one-time loss on the early extinguishment of debt in the three month period ended September 30, 2017 of approximately $25.4 million, reflecting payment of $12.8 million of tender premiums associated with our repurchase of the our 7.0% Senior Notes due 2020 (the “Retired 7.0% Notes”) and $10.5 million of premiums in accordance with the indenture governing the Retired 7.0% Notes to redeem the remaining untendered Retired 7.0% Notes, combined with the write off of approximately $2.0 million of unamortized note premium, unaccreted note discount and unamortized deferred financing costs, related to the Retired 7.0% Notes.

(6)	EBITDA and Adjusted EBITDA are non-GAAP measures as defined under the rules of the SEC. We define EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA for the nine and last twelve month periods ended September 30, 2017 as EBITDA adjusted for the following: (1) merger breakup fee proceeds, net of merger costs; and (2) the loss from early extinguishment of debt.

We use EBITDA and Adjusted EBITDA in our business operations to, among other things, evaluate the performance of our business, develop budgets and measure our performance against those budgets. We also believe that analysts and investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate a company’s overall operating performance. However, EBITDA and Adjusted EBITDA have material limitations as analytical tools and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. We consider them useful tools to assist us in evaluating performance because they eliminate items related to capital structure, taxes, non-cash charges and, in some cases, other cash charges. The items that we have eliminated in determining EBITDA for the periods presented are interest expense, income taxes, depreciation of fixed assets (which includes rental equipment and property and equipment) and amortization of intangible assets and, in the case of Adjusted EBITDA, any other items described above applicable to the particular period. However, some of these eliminated items are significant to our business. For example, (i) interest expense is a necessary element of our costs and ability to generate revenue because we incur a significant amount of interest expense related to our outstanding indebtedness; (ii) payment of income taxes is a necessary element of our costs; and (iii) depreciation is a necessary element of our costs and ability to generate revenue because rental equipment is the single largest component of our total assets and we recognize a significant amount of depreciation expense over the estimated useful life of this equipment. Any measure that eliminates components of our capital structure and costs associated with carrying significant amounts of fixed assets on our consolidated balance sheet has material limitations as a performance measure. In light of the foregoing limitations, we do not rely solely on EBITDA and Adjusted EBITDA as performance measures and also consider our GAAP results. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered alternatives to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA and Adjusted EBITDA may not be calculated in the same manner by all companies, these measures may not be comparable to other similarly titled measures used by other companies.

Set forth below is a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods presented.

	For the Year Ended December 31,			For the Nine months Ended September 30, (unaudited)		Last Twelve Months Ended September 30, (unaudited)
	2016	2015	2014	2017	2016	2017
	(Amounts in thousands)			(Unaudited)
Net income	$37,172	$44,305	$55,139	$23,730	$24,742	$36,160
Interest Expense	53,604	54,030	52,353	41,665	40,229	55,040
Provision for income taxes	21,858	31,371	37,545	8,045	17,427	12,476
Depreciation	189,697	186,457	166,514	144,088	141,021	192,764
EBITDA	$302,331	$316,163	$311,551	$217,528	$223,419	296,440
Merger breakup fees, net of merger costs	—	—	—	(6,506)	—	(6,506)
Loss on early extinguishment of debt				25,363	—	25,363

Adjusted EBITDA	$302,331	$316,163	$311,551	$236,385	$223,419	315,297

(7)	Excludes amortization of deferred financing costs and accretion (amortization) of note discount (premium), which are included in interest expense.
(8)	The line items for Total debt, Total assets, and Deferred financing costs, net, have been retrospectively adjusted to reflect our adoption of Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, which was adopted on January 1, 2016 (see Recent Accounting Pronouncements in note 2 to our audited consolidated financial statements incorporated by reference herein for more information). Total debt represents the carrying amounts for the periods presented, under the Credit Facility, the Retired 7.0% Notes and capital leases.

Risk Factors

You should consider carefully the following risks involved in investing in the new notes, as well as the other information contained in this prospectus, before deciding whether to participate in the exchange offer. The actual occurrence of any of these risks could materially adversely affect our business, financial condition and results of operations. In that case, the value of the new notes could decline substantially, and you may lose part or all of your investment. In addition, you should also carefully consider the other risks described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2017, June 30, 2017 and September 30, 2017, which are incorporated herein by reference.

Risks Related to the Exchange Offer

If you fail to exchange your old notes for new notes, your old notes will continue to be subject to restrictions on transfer and may become less liquid.

We did not register the old notes under the Securities Act or any state securities laws, nor do we intend to after the exchange offer. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. If you do not exchange your old notes in the exchange offer, you will lose your right to have the old notes registered under the Securities Act, subject to certain exceptions. If you continue to hold old notes after the exchange offer, you may be unable to sell the old notes.

Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Following the exchange offer, if you do not tender your old notes you generally will not have any further registration rights, and your old notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the old notes could be adversely affected.

If an active trading market for the new notes does not develop, the liquidity and value of the new notes could be harmed.

Prior to this exchange offer, there is no existing market for the new notes and there is only a limited market for the old notes. An active public market for the new notes may not develop or, if developed, may not continue. If an active public market does not develop or is not maintained, you may not be able to sell your new notes at their fair market value or at all.

The initial purchasers currently make a market for the old notes, and we have been advised by the initial purchasers that they presently intend to make a market in the new notes, after this exchange offer is completed. However, the initial purchasers are not obligated to make a market in the new notes and the initial purchasers may cease their market-making activities in the old notes at any time. In addition, even if a public market for the new notes develops, trading prices will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. Declines in the market for debt securities generally may also materially and adversely affect the liquidity of the new notes, independent of our financial performance.

You must comply with the exchange offer procedures in order to receive new notes.

The new notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of the old notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of old notes for exchange. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the old notes in the exchange offer to participate in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled “The Exchange Offer” and “Plan of Distribution” later in this prospectus.

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the new notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling LLP, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your new notes. In these cases, if you transfer any new notes without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to the New Notes

While subsumed within the Risks Related to Our Business, the following risk factors may have particular applicability to the new notes and should be considered in connection with a decision to participate in the exchange offer.

Our substantial indebtedness could adversely affect our financial condition.

We have a significant amount of indebtedness. As of September 30, 2017, on a pro forma basis after giving effect to the offering of the notes and the use of proceeds therefrom as set forth under “Use of Proceeds,” we would have had total indebtedness of approximately $951.5 million and $594.8 million of availability under the Credit Facility, net of $7.7 million of outstanding letters of credit. See “Capitalization.” On December 22, 2017, we amended, extended and restated the Credit Facility to increase the aggregate commitments thereunder to $750 million. See “Description of Existing Indebtedness.”

Our substantial indebtedness could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes.

We expect to use cash flow from operations and borrowings under the Credit Facility to meet our current and future financial obligations, including funding our operations, debt service and capital expenditures. Our ability to make these payments depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future, which could result in our being unable to repay indebtedness, or to fund other liquidity needs. If we do not have enough capital, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of our debt, including the new notes, the old notes (to the extent not exchanged) and the Credit Facility, on or before maturity. We cannot make any assurances that we will be able to accomplish any of these alternatives on terms acceptable to us, or at all. In addition, the terms of existing or future indebtedness, including the indenture governing the notes and the Credit Facility, may limit our ability to pursue any of these alternatives.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The indenture governing the notes restricts our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from such dispositions. Any proceeds we do receive from a disposition may not be adequate to meet any debt service obligations then due. In addition, we may use a portion of the proceeds from the offering of the notes to fund future acquisitions. Any such payment will decrease our cash available to service the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including the Credit Facility or the indenture governing the notes. See “Description of Existing Indebtedness” and “Description of New Notes.”

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under our credit facilities, including the Credit Facility, could terminate their commitments to lend us money and foreclose against the assets securing our borrowings; and

•	we could be forced into bankruptcy or liquidation, which could result in your losing your investment in the new notes.

Despite current indebtedness levels, we may still be able to incur more indebtedness, which could further exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the agreements governing the Credit Facility and the notes do not fully prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you.

As of September 30, 2017, on a pro forma basis after giving effect to the offering of the notes and the use of proceeds therefrom as set forth under “Use of Proceeds,” we had $594.8 million of availability under the Credit Facility, net of $7.7 million of outstanding letters of credit. All of those borrowings are secured indebtedness. If new debt is added to our current debt levels, the risks that we now face relating to our substantial indebtedness could intensify. The subsidiaries that guarantee the notes are also guarantors under the Credit Facility. On December 22, 2017, we amended, extended and restated the Credit Facility to increase the aggregate commitments thereunder to $750 million. See “Description of Existing Indebtedness” and “Description of New Notes.”

Your right to receive payments on the new notes is effectively subordinated to the rights of our existing and future secured creditors. In addition, the guarantees of the new notes will be effectively subordinated to the guarantors’ secured indebtedness.

Holders of our secured indebtedness and the secured indebtedness of any guarantors, including indebtedness under the Credit Facility, will have claims that are prior to your claims as holders of the new notes to the extent of the value of the assets securing that other indebtedness. Notably, the Credit Facility is secured by, subject to certain exceptions, liens on substantially all of our material assets and the assets of our existing and future significant domestic subsidiaries. The new notes and the guarantees will be effectively subordinated to all such secured indebtedness to the extent of the value of the collateral securing such indebtedness. In the event of any distribution or payment of our assets or guarantors in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to the assets that constitute their collateral. Holders of the new notes will participate ratably with all holders of our senior unsecured indebtedness that is deemed to be of the same class as the new notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the new notes. As a result, holders of new notes may receive less, ratably, than holders of secured indebtedness.

As of September 30, 2017, on a pro forma basis after giving effect to the offering of the notes and the use of proceeds therefrom as set forth under “Use of Proceeds,” we had approximately $951.5 million of indebtedness, including $1.5 million of secured indebtedness, and $594.8 million of availability under the Credit Facility, net of $7.7 million of outstanding letters of credit. On December 22, 2017, we amended, extended and restated the Credit Facility to increase the aggregate commitments thereunder to $750 million. See “Description of Existing Indebtedness.”

The agreements governing the Credit Facility and the notes restrict our ability to engage in some business and financial transactions.

The agreements governing the Credit Facility and the notes, respectively, will among other things, restrict our ability to:

•	incur more debt;

•	pay dividends and make distributions;

•	issue preferred stock of subsidiaries;

•	make investments;

•	repurchase stock;

•	create liens;

•	enter into transactions with affiliates;

•	enter into sale and lease-back transactions;

•	merge or consolidate; and

•	transfer and sell assets.

Our ability to borrow under the Credit Facility depends upon compliance with these covenants. Events beyond our control could affect our ability to meet these covenants. In addition, the Credit Facility requires us to meet certain financial conditions tests and availability thereunder is subject to borrowing base availability. See “Description of Existing Indebtedness.”

Events beyond our control can affect our ability to meet these financial conditions tests and to comply with other provisions governing the Credit Facility and the notes. Our failure to comply with obligations under the agreements governing the Credit Facility and the notes may result in an event of default under the agreements governing the Credit Facility and the notes, respectively. A default, if not cured or waived, may permit acceleration of this indebtedness and our other indebtedness. We may not have funds available to remedy these defaults. If our indebtedness is accelerated, we may not have sufficient funds available to pay the accelerated indebtedness and may not have the ability to refinance the accelerated indebtedness on terms favorable to us or at all.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our Credit Facility are at variable rates of interest and expose us to interest rate risk. As such, our results of operations are sensitive to movements in interest rates. There are many economic factors outside our control that have in the past and may, in the future, impact rates of interest including publicly announced indices that underlie the interest obligations related to a certain portion of our debt. Factors that impact interest rates include governmental monetary policies, inflation, recession, changes in unemployment, the money supply, international disorder and instability in domestic and foreign financial markets. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our results of operations would be adversely impacted. Such increases in interest rates could have a material adverse effect on our financial conditions and results of operations.

We may not be able to refinance our indebtedness on favorable terms, if at all. Our inability to refinance our indebtedness, including the notes, could materially and adversely affect our liquidity and our ongoing results of operations.

Our ability to refinance indebtedness will depend in part on our operating and financial performance, which, in turn, is subject to prevailing economic conditions and to financial, business, legislative, regulatory and other factors beyond our control. In addition, prevailing interest rates or other factors at the time of refinancing could increase our interest expense. A refinancing of our indebtedness could also require us to comply with more onerous covenants and further restrict our business operations. Our inability to refinance our indebtedness or to do so upon attractive terms could materially and adversely affect our business, prospects, results of operations, financial condition and cash flows, and make us vulnerable to adverse industry and general economic conditions.

The new notes will be structurally subordinated to all indebtedness of our existing or future subsidiaries that are not guarantors of the new notes.

You will not have any claim as a creditor against any of our existing subsidiaries that do not remain guarantors of the new notes or future subsidiaries that do not become guarantors of the new notes. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to your claims against those subsidiaries.

In addition, the indenture governing the notes will, subject to certain limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

If we default on our obligations to pay our indebtedness we may not be able to make payments on the new notes.

Any default under the agreements governing our indebtedness, including a default under the Credit Facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the new notes and substantially decrease the market value of the new notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in the indenture governing the notes and the Credit Facility), we could be in default under the terms of the agreements governing such indebtedness, including our credit facilities and the new notes. In the event of such a default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our credit facilities could elect to terminate their commitments thereunder and cease making further loans and institute foreclosure proceedings against our assets and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our credit facilities to avoid being in default. If we breach our covenants under the agreement governing the Credit Facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the Credit Facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of Existing Indebtedness” and “Description of New Notes.”

Federal and state fraudulent transfer or fraudulent conveyance laws permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes or the guarantees.

The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and fraudulent conveyance statutes (including federal bankruptcy law if we or any guarantor becomes a debtor in a case under the U.S. Bankruptcy Code). While the relevant laws may vary from state to state, under such laws the payment of consideration will generally be a fraudulent conveyance or fraudulent conveyance if (1) we or the applicable guarantor paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee and, in the case of (2) only, one of the following is also true:

•	we or any of our guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on its business as conducted or as contemplated; or

•	we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay those debts as they mature.

The measures of insolvency for purposes of these fraudulent transfer or fraudulent conveyance laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer or fraudulent conveyance has occurred, such that we cannot be certain as to the standards a court would use to determine whether or not we or any of the guarantors were insolvent at the relevant time, or, regardless of the standard that a court uses, that it would not determine that we or a guarantor was indeed insolvent on that date or that any payments to the holders of the notes (including under the guarantees) did not constitute preferences, fraudulent transfers, or conveyances on other grounds, or that the issuance of the notes and the guarantees would not be subordinated to our or any guarantor’s other debt. If a court were to find that the issuance of the notes or a guarantee was a fraudulent transfer or fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to currently existing and future indebtedness of ours or such guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent transfer or fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of our guarantors that could result in acceleration of such indebtedness.

Generally, an entity would be considered insolvent if at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is satisfied. A court passing on us or a guarantor regarding the notes or any guarantee would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or its guarantee if we or a guarantor did not substantially benefit directly or indirectly from the issuance of the notes. Specifically, if the guarantees were legally challenged, any guarantee could be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than reasonably equivalent value or fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt, or take other action detrimental to the holders of the notes. If a court were to void the issuance of the notes or any guarantee, you would no longer have any claim against us or the applicable guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining obligors, if any.

Each subsidiary guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer or fraudulent conveyance. As a result, any such guarantor’s liability under its guarantee could be reduced to zero, depending on, among other things, the amount of other obligations of such guarantor. In addition, as was demonstrated in a Florida bankruptcy court decision that was subsequently affirmed on other grounds by the U.S. Court of Appeals for the Eleventh Circuit, this provision may not be effective to protect the guarantees from being voided under fraudulent transfer or fraudulent conveyance laws.

In addition, any payment by us pursuant to the notes or by a guarantor under a guarantee made at a time we or such guarantor was found to be insolvent could be voided and required to be returned to us or such guarantor or to a fund for the benefit of our or such guarantor’s creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any third party and such payment would give such insider or third party more than such creditors would have received in a distribution under the U.S. Bankruptcy Code in a hypothetical Chapter 7 case.

Also, any future guarantee in favor of the holders of the notes might be avoidable by the guarantor (as debtor-in-possession) or by its trustee in bankruptcy (or potentially by its other creditors) as a preferential transfer or otherwise if certain events or circumstances exist or occur, including, among others, if the guarantor is insolvent at the time of the guarantee, that guarantee permits the holders of the notes to receive a greater recovery in a bankruptcy case of the guarantor under Chapter 7 of the U.S. Bankruptcy Code than if such guarantee had not been given, and a bankruptcy proceeding in respect of the guarantor is commenced within 90 days following the issuance of the guarantee (as applicable), or, in certain circumstances, a longer period. To the extent that the guarantee is avoided as a preference or otherwise, you would lose the benefit of the guarantee.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (i) the holder of notes engaged in some type of inequitable conduct, (ii) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (iii) equitable subordination is not inconsistent with the provisions of the U.S. Bankruptcy Code.

We may not be able to repurchase the new notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding new notes at 101% of their principal amount, plus accrued and unpaid interest. We may not be able to repurchase the new notes upon a change of control because we may not have sufficient funds. Further, we may be contractually restricted under the terms of the Credit Facility from repurchasing all of the new notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your new notes unless we are able to refinance or obtain waivers under our credit facilities. Our failure to repurchase the new notes upon a change of control would cause a default under the indenture and a cross default under the Credit Facility. The Credit Facility also provides that a change of control, as defined in such agreement, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the new notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the new notes. Any of our future debt agreements may contain similar provisions.

In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control” as defined in the indenture that would trigger our obligation to repurchase the new notes. If an event occurs that does not constitute a “Change of Control” as defined in the indenture, we will not be required to make an offer to repurchase the new notes and you may be required to continue to hold your new notes despite the event. See “Description of Existing Indebtedness” and “Description of New Notes—Repurchase at the Option of Holders—Change of Control.”

You may not be able to determine when a change of control has occurred.

Legal uncertainty regarding what constitutes a change of control and the provisions of the indenture may allow us to enter into transactions, such as acquisitions, refinancings or recapitalizations that would not constitute a change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the new notes. The definition of change of control includes a phrase relating to the transfer of “all or substantially all” of the assets of H&E and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require the issuers to repurchase the new notes as a result of a transfer of less than all of the assets of H&E to another person may be uncertain.

Changes in the financial and credit markets or in our credit ratings could adversely affect the market prices of the new notes.

The future market prices of the new notes will depend on a number of factors, including:

•	the prevailing interest rates being paid by companies similar to us;

•	our ratings with major credit rating agencies; and

•	the overall condition of the financial and credit markets.

The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the market prices of the new notes. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. We cannot assure you that any credit rating agencies that rate the new notes will maintain their ratings on the new notes. A negative change in our rating could have an adverse effect on the market price of the new notes.

Certain of the covenants contained in the indenture will not be applicable during any period when the notes are rated investment grade by S&P and Moody’s or, in certain circumstances, another rating agency selected by us.

The covenants in the indenture governing the notes which restrict the ability of the Company and its restricted subsidiaries to issue or guarantee additional debt on issue preferred stock, to pay distributions on, redeem or repurchase capital stock or redeem or repurchase certain debt, sell assets, enter into certain merger transactions, enter into transactions with affiliates, enter into agreements limiting the ability of subsidiaries to make distributions and enter into certain other transactions, will not apply to us during any period when the notes are rated investment grade by both S&P and Moody’s or, in certain circumstances, another nationally recognized statistical rating agency selected by us, provided that at such time no default under the indenture has occurred and is continuing. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, the notes will maintain such ratings. However, suspension of these covenants would allow us to engage in certain actions that would not have been permitted while these covenants were in force, and the effects of any such actions will be permitted to remain in place even if the notes are subsequently downgraded below investment grade and the covenants are reinstated. Please see “Description of New Notes—Certain Covenants—Covenant Suspension.”

We may choose to redeem the notes prior to maturity.

We may redeem some or all of the notes at any time. See “Description of New Notes—Redemption— Optional Redemption.” Although the notes contain provisions designed to compensate you for the lost value of your Notes if we redeem some or all of the notes prior to maturity, they are only an approximation of this lost value and may not adequately compensate you. Furthermore, depending on prevailing interest rates at the time of any such redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed or at an interest rate that would otherwise compensate you for any lost value as a result of any redemption of the notes.

An increase in market interest rates could result in a decrease in the value of the New Notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the New Notes and market interest rates increase, the market values of your notes may decline. We cannot predict the future level of market interest rates.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents that are incorporated by reference herein may contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the use of proceeds from this offering are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this prospectus and any documents incorporated by reference herein. These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the expansion of product offerings geographically or through new marketing applications, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. In addition, even if our actual results are consistent with the forward-looking statements contained in this prospectus, those results may not be indicative of results or developments in subsequent periods. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

•	general economic conditions and construction and industrial activity in the markets where we operate in North America;

•	our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty on the markets we serve;

•	the impact of conditions in the global credit and commodity markets and their effect on construction spending and the economy in general;

•	relationships with equipment suppliers;

•	increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value;

•	our indebtedness;

•	risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our inability to consummate such acquisitions;

•	our possible inability to integrate any businesses we acquire;

•	competitive pressures;

•	security breaches and other disruptions in our information technology systems;

•	adverse weather events or natural disasters;

•	compliance with laws and regulations, including those relating to environmental matters and corporate governance matters;

•	changes in law, including United States federal tax laws; and

•	other factors discussed under “Risk Factors” or elsewhere in this prospectus or in the documents incorporated by reference herein.

Except as required by applicable law, including the securities laws of the U.S. and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this prospectus, whether as a result of any new information, future events or otherwise. Investors, potential investors and other readers are urged to consider the above mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results of performance.

USE OF PROCEEDS

We will not receive any cash proceeds from this exchange offer. Because we are exchanging the new notes for the old notes, which have substantially identical terms, the issuance of the new notes will not result in any increase in our indebtedness. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the old notes.

The aggregate net proceeds from the old notes issued on August 24, 2017, after deducting discounts and offering expenses, were approximately $739.2 million and the aggregate gross proceeds were $750 million. We used a portion of such proceeds to fund the purchase of the Retired 7.0% Notes tendered and accepted in the tender offer therefor prior to the expiration time of the tender offer and the redemption of any Retired 7.0% Notes remaining after the consummation of the tender offer. We used the remaining portion of such net proceeds to pay fees and expenses incurred in connection with the foregoing and to repay a portion of the amounts outstanding under the Credit Facility.

The aggregate net proceeds from the add-on notes issued on November 22, 2017, after deducting discounts and offering expenses, were approximately $205.5 million and the aggregate gross proceeds were $208.5 million. We used such proceeds to repay indebtedness outstanding under the Credit Facility, a portion of which may be re-borrowed to fund potential acquisitions in connection with our ongoing strategy of acquiring rental companies to complement our existing business and footprint, including our recent acquisition of Contractors Equipment Center, LLC, for general corporate purposes and to pay related fees and expenses.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges was as follows for the periods presented:

	Year Ended December 31,					Nine Months Ended September 30,
	2012	2013	2014	2015	2016	2016	2017
Ratio of Earnings to Fixed Charges	2.2x	2.3x	2.8x	2.4x	2.1x	2.0x	1.7x

Ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges from operations for the periods indicated. For purposes of calculating the ratio of earnings to fixed charges, (a) earnings represents pre-tax income from continuing operations plus fixed charges plus capitalized interest amortization less capitalized interest and (b) fixed charges represents interest expense plus capitalized interest plus the portion of rent expense deemed to be the equivalent of interest.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of September 30, 2017:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance of the add-on notes and the application of the estimated net proceeds therefrom.

The historical data in the table are derived from, and should be read in conjunction with our historical financial statements, including accompanying notes, incorporated by reference in this prospectus. You should also read this table in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” incorporated by reference herein and our consolidated financial statements and the related notes thereto from our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the period ended September 30, 2017. See “Where You Can Find More Information” in this prospectus.

	As of September 30, 2017 (Unaudited)
	Actual	As Adjusted
	(Dollars in thousands)
Cash and equivalents	$6,184	$125,987

Long-term Debt:
Credit Facility(1)	77,197	—
5.6250% Senior Notes(2)	750,000	950,000
Capital Leases	1,542	1,542

Total long-term debt(1)	$828,739	$951,542
Stockholders’ Equity:
Preferred Stock, par value $0.01 per share, 25,000,000 shares authorized for issuance; no shares issued and outstanding on an actual basis and an as adjusted basis;	$—	$—
Common stock, par value $0.01 per share, 175,000,000 shares authorized for issuance, 39,626,433 shares issued and 35,650,211 shares outstanding	395	395
Additional paid-in capital	226,158	226,158
Accumulated deficit	(25,018)	(25,018)
Treasury stock, at cost, 3,976,222 shares as of September 30, 2017	(61,720)	(61,720)

Total stockholders’ equity	139,815	139,815

Total capitalization	$968,554	$1,091,357

(1)	As of September 30, 2017, after giving effect to the offering of the old notes and the use of proceeds therefrom, we would have had an additional $594.8 million of availability under the Credit Facility, net of $7.7 million of outstanding letters of credit, subject to borrowing base availability. On December 22, 2017, we amended, extended and restated the Credit Facility to increase the aggregate commitments thereunder to $750 million. See “Description of Existing Indebtedness.”
(2)	Amounts shown represent aggregate principal amounts outstanding. Does not give effect to any premium at which any old notes were issued.

SELECTED HISTORICAL CONSOLIDATED CONDENSED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data as of the dates and for the periods indicated. The

Our historical results are not necessarily indicative of future performance or results of operations. You should read the consolidated historical financial data together with our consolidated financial statements and related notes included in Item 8 of this Annual Report on Form 10-K and with Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The selected historical consolidated statement of income data and other financial data for the years ended December 31, 2016, 2015 and 2014 and balance sheet data as of December 31, 2016 and 2015 are derived from our audited consolidated financial statements incorporated by reference into this prospectus. The selected historical consolidated statement of income data and other financial data for the years ended December 31, 2013 and 2012 and balance sheet data as of December 31, 2014, 2013 and 2012 have been derived from our audited consolidated financial information not included herein. The following unaudited selected historical financial data as of September 30, 2017 and 2016 and for each of the nine months in the periods ended September, 2017 and 2016 are derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus. Historical results are not indicative of the results to be expected in the future. In addition, our results for the nine months ended September 30, 2017 are not necessarily indicative of results expected for the full year ending December 31, 2017. The data should be read in conjunction with our audited consolidated financial statements and related notes incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2016, our unaudited condensed consolidated financial statements and related notes and that are incorporated by reference herein from our Quarterly Report on Form 10-Q for the period ended September 30, 2017 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the period ended September 30, 2017.

	For the Year Ended December 31,					Nine Months Ended September 30, (unaudited)
	2016	2015	2014	2013	2012	2017	2016
	(Amounts in thousands, except per share amounts)
Statement of income data(1):
Revenues:
Equipment rentals	$445,227	$443,024	$404,110	$338,935	$288,641	$351,303	$330,023
New equipment sales	196,688	238,172	328,036	294,768	241,721	128,883	151,836
Used equipment sales	96,910	118,338	123,173	141,560	104,563	75,219	71,873
Parts sales	109,147	111,133	113,732	103,174	99,621	81,063	81,958
Services revenues	64,673	63,954	61,292	56,694	56,554	47,121	49,322
Other	65,492	65,210	60,069	52,625	46,215	51,764	48,679

Total revenues	978,137	1,039,831	1,090,412	987,756	837,315	735,353	733,791

Cost of revenues:
Rental depreciation	162,415	162,089	146,055	121,948	102,966	125,996	120,700
Rental expense	71,694	71,950	61,916	55,338	50,052	58,524	53,162
New equipment sales	175,556	212,235	289,526	262,887	214,697	114,440	135,152
Used equipment sales	66,738	81,338	84,936	100,693	73,988	51,979	49,751
Parts sales	78,966	80,830	81,106	74,241	72,323	58,696	59,184
Services revenues	21,839	21,693	21,507	21,034	21,977	15,898	16,736
Other	65,318	63,964	57,428	49,779	44,510	50,782	48,129

Total cost of revenues	642,526	694,099	742,474	685,920	580,013	476,315	482,814

Gross profit (loss):
Equipment rentals	211,118	208,985	196,139	161,649	135,623	166,783	156,161
New equipment sales	21,132	25,937	38,510	31,881	27,524	14,443	16,684
Used equipment sales	30,172	37,000	38,237	40,867	30,575	23,240	22,222
Parts sales	30,181	30,303	32,626	28,933	27,298	22,367	22,774
Services revenues	42,834	42,261	39,785	35,660	34,579	31,223	32,586
Other	174	1,246	2,641	2,856	1,705	982	550

Total Gross Profit	335,611	345,732	347,938	301,836	257,302	259,038	250,977
Selling, general and administrative expenses(2)	228,129	220,226	206,480	189,062	169,653	172,328	172,385
Merger breakup fee proceeds, net of merger costs(3)	—	—	6,506	—	—	6,506	—
Gain from sales of property and equipment, net	3,285	2,737	2,286	2,549	1,592	4,431	2,301

Income from operations	110,767	128,243	143,744	115,323	89,241	97,647	80,893

Interest expense(4)	(53,604)	(54,030)	(52,353)	(51,404)	(35,541)	(41,665)	(40,229)
Loss on early extinguishment of Debt(5)	—	—	(25,363)	—	(10,180)	(25,363)	—
Other, net	1,867	1,463	1,293	1,228	928	1,156	1,505

Total other expense, net	(51,737)	(52,567)	(51,060)	(50,176)	(44,793)	(65,872)	(38,724)

Income before income taxes	59,030	75,676	92,684	65,147	44,448	31,775	42,169
Income tax provision	21,858	31,371	37,545	21,007	15,612	8,045	17,427

Net income	$37,172	$44,305	$55,139	$44,140	$28,836	$23,730	$24,742

Net income per common share:
Basic	$1.05	$1.26	$1.57	$1.26	$0.83	$0.67	$0.70

Diluted	$1.05	$1.25	$1.56	$1.26	$0.83	$0.67	$0.70

Weighted average common shares outstanding:
Basic	35,393	35,272	35,159	35,041	34,890	35,494	35,373

Diluted	35,480	35,343	35,249	35,146	34,978	36,656	35,461

Dividends declared per common share outstanding	$1.10	$1.05	$0.50	$—	$7.00	$0.825	$0.825

	For the Year Ended December 31,					Nine Months Ended September 30, (unaudited)
	2016	2015	2014	2013	2013	2017	2016
	(Amounts in thousands)
Other financial data:
Depreciation and amortization(6)	$189,697	$186,457	$166,514	$138,903	$116,513	$144,088	$141,021
Statement of cash flows:
Net cash provided by operating activities	176,979	206,620	158,318	138,652	41,023	156,393	109,403
Net cash used in investing activities	(114,410)	(101,759)	(296,643)	(179,590)	(212,990)	(126,675)	(104,449)
Net cash provided by (used in) financing activities	(62,045)	(113,563)	136,579	49,651	156,646	(31,217)	(5,079)

	For the Year Ended December 31,					Nine Months Ended September 30, (unaudited)
	2016	2015	2014	2013	2012	2017	2016
	(Amounts in thousands)
Balance sheet data:
Cash	$7,683	$7,159	$15,861	$17,607	$8,894	$6,184	$7,034
Rental equipment, net	893,816	893,393	889,706	688,710	583,349	917,075	922,486
Deferred financing costs, net(7)	1,964	2,777	2,850	4,689	5,049	1,576	2,167
Total assets(7)	1,241,611	1,299,511	1,356,990	1,090,340	942,399	1,302,213	1,291,825
Total debt(7)	792,057	814,070	888,918	733,284	681,231	816,961	839,127
Stockholders’ equity	142,765	142,588	133,367	94,812	48,636	139,815	139,412

(1)	See note 17 to our audited consolidated financial statements incorporated by reference herein and note 11 to the unaudited consolidated financial statements incorporated by reference herein discussing segment information.
(2)	Stock-based compensation expense included in selling, general and administrative expenses for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 totaled $3.0 million, $2.7 million, $2.6 million, $2.6 million and $1.9 million, respectively and $2.6 million and $2.3 million for the nine months ended September 30, 2017 and 2016, respectively.
(3)	As more fully described in note 3 to the unaudited consolidated financial statements incorporated by reference herein, pursuant to the terms of our merger agreement with Neff Corporation, we received a $13.2 million breakup fee concurrently with Neff’s termination of the merger agreement. Related estimated merger transaction fees totaled $6.7 million, resulting in estimated net proceeds of $6.5 million.
(4)	Interest expense for the periods presented is comprised of cash-pay interest (interest recorded on debt and other obligations requiring periodic cash payments) and non-cash pay interest (comprised of amortization of deferred financing costs and accretion (amortization) of note discount (premium)).
(5)	We recorded a one-time loss on the early extinguishment of debt in the three month period ended September 30, 2017 of approximately $25.4 million, reflecting payment of $12.8 million of tender premiums associated with our repurchase of the Retired 7% Notes and $10.5 million of premiums in accordance with the indenture governing the Retired 7% Notes to redeem the remaining untendered Retired 7% Notes, combined with the write off of approximately $2.0 million of unamortized note premium, unaccreted note discount and unamortized deferred financing costs, related to the Retired 7% Notes. In the third quarter of 2012 we recorded a one-time loss on the early extinguishment of debt of approximately $10.2 million, or approximately $6.6 million after-tax.
(6)	Excludes amortization of deferred financing costs and accretion (amortization) of note discount (premium), which are included in interest expense.
(7)	The line items for Total debt, Total assets, and Deferred financing costs, net, have been retrospectively adjusted to reflect our adoption of Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, which was adopted on January 1, 2016 (see Recent Accounting Pronouncements in note 2 to our audited consolidated financial statements incorporated by reference herein for more information). Total debt represents the carrying amounts for the periods presented, under the Credit Facility, the Retired 7% Notes and capital leases. Total debt as presented as of December 31, 2013 and 2012 includes $1.5 million and $8.9 million, respectively of unaccreted note discount (net of unamortized note premium) related to the Company’s Retired 7.0% Notes.

DESCRIPTION OF EXISTING INDEBTEDNESS

The following is a summary of certain provisions of the documents evidencing our material indebtedness as of the date hereof. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the agreements governing such indebtedness (including the definitions of terms used therein).

Credit Facility

We and our subsidiaries are parties to the Credit Facility with Wells Fargo, as agent (as successor in such capacity to General Electric Capital Corporation (“GE Capital”)), and the lenders named therein (the “Lenders”).

On May 21, 2014, we amended, extended and restated the Credit Facility by entering into the Fourth Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) by and among the Company, Great Northern Equipment, Inc., H&E Equipment Services (California), LLC, the other credit parties named therein, the lenders named therein, GE Capital, as administrative agent, Bank of America, N.A. as co-syndication agent and documentation agent, Wells Fargo, as co-syndication agent and Deutsche Bank Securities Inc. as joint lead arranger and joint bookrunner. In March 2016, Wells Fargo succeeded and was substituted for GE Capital as the administrative agent under the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement, among other things, (i) extends the maturity date of the Credit Facility from February 29, 2017 to May 21, 2019, (ii) increases the uncommitted incremental revolving capacity from $130 million to $150 million, (iii) permits a like-kind exchange program under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), (iv) provides that the unused commitment fee margin will be either 0.50%, 0.375% or 0.25%, depending on the ratio of the average of the daily closing balances of the aggregate revolving loans, swing line loans and letters of credit outstanding during each month to the aggregate commitments for the revolving loans, swing line loans and letters of credit, (v) lowers the interest rate (a) in the case of index rate revolving loans, to the index rate plus an applicable margin of 0.75% to 1.25% depending on the leverage ratio and (b) in the case of LIBOR revolving loans, to LIBOR plus an applicable margin of 1.75% to 2.25%, depending on the leverage ratio, (vi) lowers the margin applicable to the letter of credit fee to between 1.75% and 2.25%, depending on the leverage ratio, and (vii) permits, under certain conditions, for the payment of dividends and/or stock repurchases or redemptions on the capital stock of the Company of up to $75 million per calendar year and further additionally permits the payment of the special cash dividend of $7.00 per share previously declared by the Company on August 20, 2012 to the holders of outstanding restricted stock of the Company following the declared payment date with such permission not tied to the vesting of such restricted stock (which includes the Company’s payment in June 2014 of all amounts that remained payable to the holders of the restricted stock of the Company with respect to such special dividend that was otherwise payable following the applicable vesting dates in May and July 2014 and 2015).

On February 5, 2015, we entered into an amendment of the Credit Facility which, among other things, increased the total amount of revolving loan commitments under the Amended and Restated Credit Agreement from $402.5 million to $602.5 million.

On August 17, 2017, we amended the Credit Facility to, among other things, permit offer, issuance and sale of the old notes and apply the proceeds thereof to, among other things, repurchase or otherwise redeem the Retired 7% Notes. On November 10, 2017, we further amended the Credit Facility to permit the offer, issuance and sale of the add-on notes.

As of September 30, 2017, we were in compliance with our financial covenants under the Credit Facility. At September 30, 2017, the Company could borrow up to an additional $517.6 million and remain in compliance with the debt covenants under the Company’s Credit Facility. At September 30, 2017, the interest rate on the Credit Facility was based on a 4.0% U.S. Prime Rate plus 125 basis points and LIBOR plus 200 basis points. The weighted average interest rate at September 30, 2017 was approximately 3.9%. At October 19, 2017, we had $526.6 million of available borrowings under our Credit Facility, net of $7.7 million of outstanding letters of credit.

On December 22, 2017, we further amended, extended and restated the Credit Facility by entering into the Fifth Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) by and among the Company, Great Northern Equipment, Inc., H&E Equipment Services (California), LLC, H&E Equipment Services (Mid-Atlantic), Inc., the other credit parties named therein, the lenders named therein, Wells Fargo Capital Finance, LLC, as administrative agent, and the joint lead arrangers, joint book runners, co-syndication agents and documentation agent named therein.

The Amended and Restated Credit Agreement, among other things, (i) extended the maturity date of the Credit Facility from May 21, 2019 to December 22, 2022, (ii) increased the commitments under the senior secured asset based revolver provided for therein from $602.5 million to $750 million, (iii) increased the uncommitted incremental revolving capacity from $150 million to $250 million, (iv) provides that the unused line fee margin will be either 0.375% or 0.25%, depending on the Average Revolver Usage (as defined in the Amended and Restated Credit Agreement) of the borrowers, (v) lowered the interest rate (a) in the case of base rate revolving loans, to the base rate plus an applicable margin of 0.50% to 1.00% depending on the Average Availability (as defined in the Amended and Restated Credit Agreement) and (b) in the case of LIBOR revolving loans, to LIBOR (as defined in the Amended and Restated Credit Agreement) plus an applicable margin of 1.50% to 2.00%, depending on the Average Availability, (vi) lowered the margin applicable to the letter of credit fee to between 1.50% and 2.00%, depending on the Average Availability, and (vii) permits, subject to certain conditions, an unlimited amount of Permitted Acquisitions, Restricted Payments and prepayments of Indebtedness (in each case, as defined in the Amended and Restated Credit Agreement).

The Amended and Restated Credit Agreement continues to provide for, among other things, a $30 million letter of credit sub-facility, and a guaranty by certain of our subsidiaries of the obligations under the Credit Facility. In addition, the Credit Facility remains secured by substantially all of our and certain our subsidiaries’ assets.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On August 24, 2017, we issued and sold $750,000,000 5.6250% Senior Notes due 2025 to Wells Fargo Securities, LLC (“Wells Fargo”) and on November 22, 2017 we issued and sold $200,000,000 of the add-on notes to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo (collectively, the “initial purchasers” and each an “initial purchaser”). In each case, the initial purchaser(s) subsequently resold the old notes: (i) to qualified institutional buyers pursuant to Rule 144A; or (ii) outside the United States in compliance with Regulation S, each as promulgated under the Securities Act. Because the old notes are subject to transfer restrictions, we entered into a registration rights agreement under which we agreed to:

•	use all commercially reasonable efforts to file with the SEC the registration statement of which this prospectus is a part on or prior to February 20, 2018;

•	use all commercially reasonable efforts to have the registration statement declared effective by the SEC on or prior to May 21, 2018;

•	unless not permitted by applicable law or SEC policy, (i) commence the exchange offer and (ii) use all commercially reasonable efforts to issue, on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the registration statement is declared effective by the SEC, new notes and related guarantees in exchange for all old notes and guarantees tendered in the exchange offer; and

•	if so obligated, use all commercially reasonable efforts to file a shelf registration statement with the SEC for the resale of the old notes on or prior to 90 days after such obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to 270 days after such obligation arises.

The registration statement is intended to satisfy our exchange offer obligations under the registration rights agreement.

Under existing interpretations of the SEC, we believe that the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that:

•	it is acquiring the new notes in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution of the new notes and is not participating in, and does not intend to participate in, the distribution of such new notes;

•	it is not an affiliate of us, as that term is interpreted by the SEC; and

•	if such holder is not a broker-dealer, then such holder is not engaged in, and does not intend to engage in, a distribution of the new notes.

However, each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making or other trading activities (a “participating broker dealer”) will have a prospectus delivery requirement with respect to resales of such new notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes (other than a resale of an unsold allotment from the original sale of the old notes) with this prospectus. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of the new notes. See “Plan of Distribution.”

Terms of the Exchange Offer

We are offering to issue new notes in exchange for a like aggregate principal amount of old notes. Old notes tendered in the exchange offer must be in denominations of the principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.

The form and terms of the new notes are substantially the same as the form and terms of the old notes, except that the new notes will be registered under the Securities Act; will not bear restrictive legends restricting their transfer under the Securities Act; will not be entitled to the registration rights that apply to the old notes; and will not contain provisions relating to increased interest rates in connection with the old notes under circumstances related to the timing of the exchange offer. You should read the description of the new notes in the section in this prospectus entitled “Description of the New Notes.”

We reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase old notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Extensions; Amendments; Termination

This exchange offer will expire at 5:00 p.m., New York City time, on            , 2018, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.

We expressly reserve the right to delay acceptance of any old notes, extend or terminate this exchange offer and not accept any old notes that we have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the old notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise. Such press release or public announcement will disclose the amount of old notes tendered as of the date thereof.

We also expressly reserve the right to amend the terms of this exchange offer in any manner. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the eligible holders of the old notes. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Old Notes

Proper Execution and Delivery of Letters of Transmittal

To tender your old notes in this exchange offer, you must use one of the three alternative procedures described below:

(1) Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal.

Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the old notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2) Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your old notes, if this procedure is available, into the exchange agent’s account at DTC in accordance with the procedures for book-entry transfer described under “—Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

(3) Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedure” below.

The method of delivery of the old notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or old notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your old notes on your behalf.

Only a holder of old notes may tender old notes in this exchange offer. A holder is any person in whose name old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your old notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes are tendered:

(1) by a registered holder or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the new notes are being issued directly to this registered holder or deposited into this participant’s account at DTC, or

(2) for the account of a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority (“FINRA”), a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

If the letter of transmittal or any bond powers are signed by:

(1) the recordholder(s) of the old notes tendered: the signature must correspond with the name(s) written on the face of the old notes without alteration, enlargement or any change whatsoever.

(2) a participant in DTC: the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

(3) a person other than the registered holder of any old notes: these old notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the old notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the old notes.

(4) trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your old notes in this exchange offer, you must make the following representations:

(1) any new notes acquired in the exchange offer are being acquired in the ordinary course of business,

(2) at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act,

(3) you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of the issuer or any guarantor of the new notes; and

(4) if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you represent that the old notes to be exchanged for the new notes were acquired by you as a result of market making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such new notes.

You must also warrant that (i) you have full power and authority to tender, exchange, sell, assign and transfer the old notes; (ii) we will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and other encumbrances; and (iii) the old notes tendered for exchange are not subject to any adverse claims or proxies.

Book-Entry Delivery Procedure

Any financial institution that is a participant in DTC’s systems may make book-entry deliveries of old notes by causing DTC to transfer these old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against the participant. The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of old notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message and any other required documents are transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

If you are a registered holder of old notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis, you may still tender in this exchange offer if:

(1) you tender through a member firm of a registered national securities exchange or of FINRA, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

(2) on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the old notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the old notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

(3) the certificates for all your tendered old notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Your tender of old notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your old notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at DTC with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to this exchange offer relating to the obligations of broker-dealers, which we will not waive. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of old notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any old notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all old notes properly tendered and will issue the new notes promptly thereafter. See “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, old notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

We will issue the new notes in exchange for the old notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered old notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

If any tendered old notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder, or, in the case of old notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that, we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The old notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of old notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “—Exchange Agent” and before acceptance of your tendered notes for exchange by us.

Any notice of withdrawal must:

(1) specify the name of the person having tendered the old notes to be withdrawn,

(2) identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

(3) be signed by the person having tendered the old notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the old notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

(4) specify the name in which any of these old notes are to be registered, if this name is different from that of the person having tendered the old notes to be withdrawn, and

(5) if applicable because the old notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited, if different than that of the person having tendered the old notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Old notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

The exchange agent will return without cost to their holders all old notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

You may retender properly withdrawn old notes in this exchange offer by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or before the expiration date.

Conditions to the Exchange Offer

We will complete this exchange offer only if:

(1) there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with this exchange offer,

(2) there is no change in the current interpretation of the staff of the SEC which permits resales of the new notes,

(3) there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for the new notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose,

(4) there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer, and

(5) we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if it has not been satisfied, subject to applicable law.

Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

(1) refuse to accept and return to their holders any old notes that have been tendered,

(2) extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

(3) waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

We will record the new notes at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the new notes over the term of the new notes.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

The Bank of New York Mellon Trust Company, N.A., as exchange agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, New York

Attn:

Telephone:

Fax: (732) 667-9408

E-mail: ct_reorg_unit_inquiries@bnymellon.com

Fees and Expenses

We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and for handling or forwarding tenders for exchange to their customers.

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange of old notes in accordance with this exchange offer. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

The old notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes in accordance with this exchange offer, or if you do not properly tender your old notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, except as set forth in this paragraph, you will not be able to obligate us to register the old notes under the Securities Act. You will not be able to require us to register your old notes under the Securities Act unless:

(1) H&E and the Guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2) any holder of old notes notifies H&E prior to the 20th business day following consummation of the exchange offer that:

(a) it is prohibited by law or SEC policy from participating in the exchange offer;

(b) it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate for such resales; or

(c) it is a broker-dealer and owns old notes acquired directly from H&E or an affiliate of H&E,

in which case the registration rights agreement requires us to file a shelf registration statement for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act for the benefit of the holders of the old notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any old notes that remain outstanding after completion of the exchange offer.

Delivery of Prospectus

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

DESCRIPTION OF THE NEW NOTES

You can find the definitions of certain terms used in this description of new notes under the subheading “Certain Definitions.” In this description, unless the context otherwise requires, (1) “H&E” and “Issuer” refer only to H&E Equipment Services, Inc. and not to any of its subsidiaries and (2) the terms “we,” “our” and “us” each refer to H&E and its consolidated Subsidiaries.

We are offering to exchange up to $950 million aggregate principal amount of our registered 5.6250% senior notes due 2025 (the “new notes”) and related guarantees for an equal principal amount of our outstanding restricted 5.6250% senior notes due 2025 (and related guarantees) $750 million of which were issued on August 24, 2017 and $200 million of which were issued November 22, 2017 (collectively, the “old notes”). The old notes were issued under the indenture, dated as of August 24, 2017 (the “indenture”), among the Issuer, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”), pursuant to which we issued the old notes. The add-on notes issued on November 22, 2017 were issued as “Additional Notes” (as defined in the indenture) and are treated as a single class with the old notes issued on August 24, 2017. The terms of the new notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. Unless the context otherwise requires, the term “notes” includes the old notes and the new notes.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, will define your rights as holders of the new notes. A copy of the Indenture has been filed with the SEC as Exhibit 4.1 to our Current Report on Form 8-K dated August 24, 2017 and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. You may also request copies of the Indenture at our address set forth under the heading “Prospectus Summary.”

Brief Description of the New Notes and the New Note Guarantees

The New Notes

The new notes:

•	will be general unsecured obligations of H&E;

•	will be pari passu in right of payment with all unsecured senior Indebtedness of H&E;

•	will be senior in right of payment to any existing or future subordinated Indebtedness of H&E;

•	will be unconditionally guaranteed by the Guarantors; and

•	will be structurally subordinated to all Indebtedness, other liabilities and preferred stock, of any of H&E’s Subsidiaries that are not Guarantors.

However, the new notes will be effectively subordinated to all borrowings under the Credit Agreement, which is secured by substantially all of the assets of H&E and the Guarantors, and any future Indebtedness that is secured to the extent of the value of the assets securing such Indebtedness. See “Risk Factors—Risks Related to the new notes—Your right to receive payments on the new notes is effectively subordinated to the rights of our existing and future secured creditors. In addition, the guarantees of the new notes will be effectively subordinated to the guarantors’ secured indebtedness.”

The New Note Guarantees

The new notes will be guaranteed by all of H&E’s Domestic Subsidiaries other than Immaterial Subsidiaries. Each guarantee of the new notes:

•	will be a general unsecured obligation of the Guarantor;

•	will be pari passu in right of payment with all unsecured senior Indebtedness of that Guarantor; and

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor.

However, the guarantee of any Guarantor will be effectively subordinated to the guarantees of such Guarantor under the senior credit facility, which will be secured by substantially all of the assets of such Guarantor, and any future Indebtedness that is secured by the assets of such Guarantor to the extent of the value of the assets securing such guarantee.

As of the Issue Date, all of H&E’s Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” H&E will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the new notes.

Principal, Maturity and Interest

H&E previously issued $950,000,000 aggregate principal amount of our 5.6250% senior notes due 2025, $750,000,000 of which were issued on August 24, 2017 and $200,000,000 of which were issued on November 22, 2017 as add-on notes. The Issuer is offering to issue $950,000,000 of new notes in this offering. H&E may issue additional notes under the indenture from time to time after this offering (the “Additional Notes”). Any issuance of Additional Notes is subject to all of the applicable covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The new notes and any Additional Notes subsequently issued under the indenture will be treated as a single class under the indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “notes” for all purposes of the indenture and this “Description of the New Notes” include any Additional Notes that are actually issued. The new notes will be issued in denominations of $2,000 and integral multiples of $1,000 thereof. The new notes will mature on September 1, 2025.

Interest on the new notes will accrue at the rate of 5.6250% per annum, and will be payable semi-annually in arrears on March 1 and September 1 commencing on March 1, 2018. We will make each interest payment to the holders of record of the new notes on the immediately preceding February 15 and August 15, respectively.

Interest on the new notes will accrue from August 24, 2017. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the New Notes

Principal of, premium, if any, and interest on the new notes will be payable at the office or agency of the Issuer maintained for such purpose; provided that all payments of principal, premium, if any, and interest with respect to the new notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the holder or holders thereof. Until otherwise designated by the Issuer, H&E’s office or agency will be the corporate trust office of the Trustee maintained for such purpose.

Paying Agent and Registrar for the New Notes

The Trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders of the new notes, and H&E or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange new notes in accordance with the provisions of the indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of new notes. Holders will be required to pay all taxes due on transfer.

The Issuer will not be required to transfer or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, Asset Sale Offer or other tender offer. Also, the Issuer will not be required to transfer or exchange any Note for a period of 15 days before a selection of new notes to be redeemed.

Note Guarantees

The new notes will be guaranteed by each of H&E’s current and future Domestic Subsidiaries other than Immaterial Subsidiaries. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the new notes—Federal and state fraudulent transfer or fraudulent conveyance laws permit a court to void the new notes and the guarantees, and, if that occurs, you may not receive any payments on the new notes or the guarantees.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than H&E or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture; or

(b) such sale or other disposition is permitted under the indenture and the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The foregoing requirements of this paragraph shall not apply to a reincorporation of a Guarantor if, in the good faith determination of the board of directors of the Guarantor, whose determination shall be evidenced by a board resolution delivered to the Trustee, the principal purpose of such transaction is to change the state of incorporation of such Guarantor and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

The Note Guarantee of a Guarantor will be released:

(1) (a) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of H&E, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(b) in connection with any sale or other disposition of the Capital Stock of that Guarantor following which the applicable Guarantor is no longer a Restricted Subsidiary to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of H&E, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(c) if H&E designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(d) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”; and

(2) upon such Guarantor delivering to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the indenture relating to such transaction have been complied with. Upon request, the Trustee shall execute an instrument evidencing the release of such Guarantor.

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

At any time prior to September 1, 2020, H&E may on any one or more occasions redeem up to 40% of the aggregate principal amount of the notes issued under the indenture at a redemption price of 105.6250% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, on the notes to be redeemed to the redemption date, with the net cash proceeds of one or more Equity Offerings of H&E; provided that:

(1) at least 60% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by H&E and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption of new notes; and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

Any redemption or notice of any redemption with the proceeds of an Equity Offering pursuant to the prior paragraph may, at H&E’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of such Equity Offering and may be given prior to the completion thereof.

At any time prior to September 1, 2020, H&E may redeem all or a part of the new notes upon notice as described under the heading “—Repurchase at the Option of Holders—Selection and Notice,” at a redemption price equal to 100% of the principal amount of new notes redeemed plus the Applicable Premium for such new notes as of, and accrued and unpaid interest and Additional Interest, if any, to, but excluding, the date of redemption, subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraphs, the new notes will not be redeemable at H&E’s option prior to September 1, 2020.

On or after September 1, 2020, H&E may redeem all or a part of the new notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the new notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on September 1 of the years indicated below, subject to the rights of holders of new notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2020	104.2188%
2021	102.8125%
2022	101.4063%
2023 and thereafter	100.000%

Unless H&E defaults in the payment of the redemption price, interest will cease to accrue on the new notes or portions thereof called for redemption on and after the applicable redemption date.

Mandatory Redemption

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the new notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of new notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 thereof) of that holder’s new notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuer will offer a payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of new notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the new notes repurchased to the date of purchase (the “Change of Control Payment Date”), subject to the rights of holders of new notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase new notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the new notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuer.

The paying agent will promptly deliver to each holder of new notes properly tendered the Change of Control Payment for such new notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each holder a note equal in principal amount to any unpurchased portion of the new notes surrendered, if any; provided that each note will be in a principal amount of $2,000 or an integral multiple of $1,000 thereof. Any new notes so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date. H&E will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the new notes to require that the Issuer repurchase or redeem the new notes in the event of a takeover, recapitalization or similar transaction.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price, or (3) the requirements set forth in the indenture applicable to a Change of Control Offer are waived or modified with the consent of the holders of a majority in aggregate principal amount of new then outstanding.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of H&E and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of new notes to require the Issuer to repurchase its new notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of H&E and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The Change of Control purchase feature of the new notes may in certain circumstances make more difficult or discourage a sale or takeover of H&E and, thus, the removal of incumbent management. H&E has no present intention to engage in a transaction involving a Change of Control, although it is possible that H&E could decide to do so in the future. Subject to the limitations set forth in the indenture, H&E could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect H&E’s capital structure or credit ratings. Restrictions on H&E’s ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Incurrence of Indebtedness and Issuance Preferred Stock” and “—Certain Covenants—Liens.” Such restrictions in the indenture can be waived only with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture does not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

Asset Sales

H&E will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) H&E (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by H&E or such Restricted Subsidiary is in the form of (i) cash or Cash Equivalents, (ii) Replacement Assets or (iii) any combination of the consideration specified in clauses (i) and (ii). For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on H&E’s most recent consolidated balance sheet, of H&E or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets and for which H&E or such Restricted Subsidiary has been released in writing;

(b) any securities, notes or other obligations received by H&E or any such Restricted Subsidiary from such transferee that are converted by H&E or such Restricted Subsidiary into cash or Cash Equivalents within 180 days, to the extent of the cash or Cash Equivalents received in that conversion;

(c) any Designated Non-cash Consideration received by H&E or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 5.0% of Consolidated Net Tangible Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(d) any stock or assets of the kind referred to in clauses (2) or (4) of the second succeeding paragraph of this covenant.

The 75% limitation referred to in clause (2) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the subclauses (a), (b), (c) and (d), is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale (provided, that if during such 365-day period H&E (or the applicable Restricted Subsidiary) enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clauses (2), (3) or (4) of this paragraph after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement)), H&E (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay Indebtedness and other Obligations under a Credit Facility or any Indebtedness that is secured by the assets which are the subject of such Asset Sale and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or a majority of the Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of H&E;

(3) to make a capital expenditure or purchase construction or industrial equipment;

(4) to acquire Replacement Assets; or

(5) to repay Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to H&E or another Restricted Subsidiary.

Pending the final application of any Net Proceeds, H&E may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as described above will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, within thirty days thereof, unless waived or modified with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding, the Issuer will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, H&E may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, H&E will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing H&E’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the holders of notes of their right to require the Issuer to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on H&E and its Subsidiaries. In the event a Change of Control or Asset Sale occurs at a time when the Issuer is prohibited from purchasing notes, H&E could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If H&E does not obtain a consent or repay those borrowings, the Issuer will remain prohibited from purchasing notes. In that case, the Issuer’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, the Issuer’s ability to pay cash to the holders of new notes upon a repurchase may be limited by H&E’s then existing financial resources. See “Risk Factors—Risks Related to the new notes—We may not be able to repurchase the new notes upon a change of control.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, notes for redemption shall be selected on a pro rata basis or by such method as the Trustee deems fair and appropriate (or, in the case of notes in global form, beneficial interests in such notes may be selected for redemption by the applicable clearing system in accordance with customary procedures).

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be sent at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

Notices of any redemption of, or any offer to purchase, the notes may be subject to the satisfaction of one or more conditions precedent established by the Issuer, in its sole discretion. If applicable, such notice shall state that, at the discretion of H&E, the redemption or purchase date may be delayed until such time as any or all such conditions shall be satisfied (or waived). In addition, the Issuer may provide in any such notice that payment of the redemption or purchase price and the performance of its obligations with respect to such redemption or offer to purchase may be performed by another Person.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the indenture. If, on any date, (i) the notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) then, beginning on that day and continuing at all times thereafter until the Reversion Date (as defined below), the restrictions described under “—Repurchase at the Option of Holders—Asset Sales” and the covenants specifically listed under the following captions in this “Description of the New Notes” section of this prospectus will no longer be applicable to the notes (collectively, the “Suspended Covenants”):

(1)	“—Restricted Payments”;

(2)	“—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(3)	“—Transactions with Affiliates”;

(4)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries”; and

(5)	clause (4) of the first paragraph of “—Merger, Consolidation or Sales of Assets.”

If and while H&E and the Restricted Subsidiaries are not subject to the Suspended Covenants, the notes will be entitled to substantially less covenant protection. In the event that H&E and the Restricted Subsidiaries are not subject to the Suspended Covenants under the indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the notes below an Investment Grade Rating, then H&E and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the indenture with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.”

On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or preferred stock issued, during the preceding Suspension Period will be classified as having been Incurred or issued pursuant to clause (2) of the second paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock” below. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Restricted Payments” will be made as though the covenant described under “—Restricted Payments” had been in effect prior to, and during, the Suspension Period. As described above, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by H&E or the Restricted Subsidiaries during the Suspension Period. On and after each Reversion Date, H&E and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period so long as such contract and such consummation would have been permitted during such Suspension Period.

For purposes of the “—Dividend and Other Payment Restrictions Affecting Subsidiaries” covenant, on the Reversion Date, any consensual encumbrances or restrictions of the type specified in clause (1), (2) or (3) of the first paragraph of that covenant entered into during the Suspension Period will be deemed to have been in effect on the date of the indenture, so that they are permitted under clause (1) of the second paragraph under “—Dividend and Other Payment Restrictions Affecting Subsidiaries.”

For purposes of the “—Repurchase at the Option of Holders—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

For purposes of the “—Transactions with Affiliates” covenant, any Affiliate Transaction (as defined below) entered into after the Reversion Date pursuant to a contract, agreement, loan, advance or guaranty with, or for the benefit of, any Affiliate of H&E entered into during the Suspension Period will be deemed to have been in effect as of the date of the indenture for purposes of clause (8) under “—Transactions with Affiliates.”

During a Suspension Period, H&E may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

The Issuer shall deliver an Officers’ Certificate to the Trustee notifying the Trustee of the commencement of any Suspension Period or the occurrence of any Reversion Date promptly after such commencement or occurrence, as the case may be, and the Trustee shall have no obligation to monitor or determine whether a Suspension Period or a Reversion Date has occurred or exists.

Restricted Payments

H&E will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of H&E’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving H&E or any of its Restricted Subsidiaries) or to the direct or indirect holders of H&E’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of H&E);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving H&E) any Equity Interests of H&E or any direct or indirect parent of H&E;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of H&E or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among H&E and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof or in anticipation of the Stated Maturity thereof when due within one year of such redemption, repurchase, defeasance or other acquisitions or retirement; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) H&E would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by H&E and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2) through (17) of the next succeeding paragraph), is less than the sum, without duplication (the “Cumulative Credit”), of:

(a) 50% of the Consolidated Net Income of H&E for the period (taken as one accounting period) from January 1, 2017 to the end of H&E’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit);

(b) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by H&E since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of H&E or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of H&E that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of H&E); plus

(c) 100% of the Fair Market Value as of the date of issuance of any shares of Capital Stock (other than Disqualified Stock) of H&E issued as consideration for the purchase by H&E or any Guarantor of all or substantially all of the assets of, or all of the Capital Stock of, any Person (other than a Restricted Subsidiary of H&E) engaged in a Permitted Business primarily in the United States (including without limitation by means of a merger, consolidation or other business combination permitted under the indenture); provided that, in the case of a purchase of all of the Capital Stock of such Person, such Person (x) is merged with or into H&E in accordance with the covenant set forth under the caption “—Merger, Consolidation and Sale of Assets” or (y) becomes a Guarantor in accordance with the covenant set forth under the caption “–Additional Note Guarantees”; plus

(d) to the extent that any Restricted Investment made by H&E or any of its Restricted Subsidiaries in any Person after the date of the indenture is subsequently sold for cash or otherwise liquidated or repaid for cash (including, without limitation, by repurchase, repayment or redemption of such Restricted Investment by such Person), the cash return of capital (excluding dividends and distributions) to H&E or any of its Restricted Subsidiaries with respect to such Restricted Investment (less the cost of disposition, if any); plus

(e) if any Unrestricted Subsidiary of H&E (i) is redesignated as a Restricted Subsidiary, the Fair Market Value of H&E’s Investment in such redesignated Subsidiary as of the date of such redesignation or (ii) pays any cash dividends or cash distributions to H&E or any of its Restricted Subsidiaries, 100% of any such cash dividends or cash distributions made after the date of the indenture.

The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

(2) so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or within 60 days out of the net cash proceeds of the sale (other than to a Subsidiary of H&E) of, Equity Interests of H&E (other than Disqualified Stock) or within 60 days from the contribution of common equity capital to H&E; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of H&E or any Guarantor, that is contractually subordinated or junior in right of payment to the notes or to any Note Guarantee, including premium, if any, and accrued interest, within 60 days with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) or the making of any loan or advance by a Restricted Subsidiary of H&E to the holders of its Equity Interests on a pro rata basis;

(5) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of H&E or any Restricted Subsidiary of H&E held by any current or former officer, director, employee or consultant of H&E or any of its Restricted Subsidiaries (or permitted transferees, heirs or estates of such current or former officer, director, employee or consultant) pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement, plan or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed (a) $15.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to clause (b)) of $25.0 million in any calendar year), plus (b) the aggregate cash proceeds received by H&E and its Restricted Subsidiaries from any issuance or reissuance of Equity Interests to directors, officers, employees and consultants and the proceeds of any “key man” life insurance policies; provided, further, that the cancellation of Indebtedness owing to H&E or its Restricted Subsidiaries from members of management in connection with such repurchase of Equity Interests will not be deemed to be a Restricted Payment;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or similar rights to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or similar rights;

(7) cash payments in lieu of issuance of fractional shares in connection with the exercise of stock options, warrants or similar rights;

(8) the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of H&E or any class or series of preferred stock of any Restricted Subsidiary of H&E issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(9) purchases of fractional Equity Interests of H&E, (x) for aggregate consideration not to exceed $1.0 million since the date of the indenture or (y) arising out of a consolidation, merger or sale of all or substantially all of the properties or assets of H&E and its Restricted Subsidiaries, taken as a whole, that is permitted pursuant to the covenant set forth below under the caption “—Merger; Consolidation or Sale of Assets”;

(10) payments or distributions in an amount determined by judgment or settlement approved by a court of competent jurisdiction, solely in the nature of satisfaction of dissenting stockholder rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the covenant set forth below under the caption “—Merger; Consolidation or Sale of Assets”;

(11) any payments made in connection with the transactions that are described in the prospectus, regardless of whether such payments are made on the date of the indenture or thereafter;

(12) the payment from time to time of amounts under the terms of the Affiliate Agreements to the extent such payment could be construed to be a Restricted Payment;

(13) upon the occurrence of a Change of Control and within 60 days after completion of the offer to purchase pursuant to the repurchase of notes upon a Change of Control covenant in accordance with the terms of the indenture (including the purchase of all notes tendered), any purchase or redemption of Indebtedness of H&E or any Guarantor, that is contractually subordinated or junior in right of payment to the notes or to any Note Guarantee, or Disqualified Stock of H&E that is required to be repurchased or redeemed pursuant to the terms thereof as a result of a Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest thereon);

(14) the declaration and payment of dividends or distributions to, or repurchase or redemption of shares from, the equity holders of H&E in an amount not to exceed in any fiscal year the greater of (x) $50.0 million and (y) 6.0% of Market Capitalization;

(15) distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing;

(16) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $50.0 million since the date of the indenture; and

(17) so long as no Default has occurred and is continuing, or would be caused thereby, any Restricted Payments (in addition to Restricted Payments under the above clauses (1) through (16)), so long as, after giving pro forma effect to the payment of any such Restricted Payment, the Total Leverage Ratio shall be no greater than 3.00 to 1.00.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by H&E or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of H&E whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $50.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

H&E will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and H&E will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that H&E may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for H&E’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by H&E and any Restricted Subsidiary of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of H&E and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $700.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by H&E or any of its Restricted Subsidiaries since the date of the indenture to repay permanently any term Indebtedness under a Credit Facility or to repay permanently any revolving credit Indebtedness under a Credit Facility and effect a corresponding permanent commitment reduction thereunder pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales,” and (y) the Borrowing Base;

(2) the incurrence by H&E and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by H&E or any of its Restricted Subsidiaries of Indebtedness represented by:

(a) Capital Lease Obligations, mortgage financings, industrial revenue bonds and purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property, plant or equipment used in the business of H&E or any of its Restricted Subsidiaries (other than Indebtedness incurred pursuant to clause (3)(b) below), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (3)(a), not to exceed $50.0 million at any time outstanding; and

(b) purchase money obligations and Indebtedness incurred to pay Open Account Obligations to finance the purchase of inventory held for sale or lease (including rental equipment) in the ordinary course of business, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (3)(b), not to exceed $200.0 million at any time outstanding;

(4) the incurrence by H&E or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (14), (17), (18) or (19) of this paragraph;

(5) the incurrence by H&E or any of its Restricted Subsidiaries of intercompany Indebtedness between or among H&E and any of its Restricted Subsidiaries; provided, however, that:

(a) if H&E or any Guarantor is the obligor on such Indebtedness and the payee is not H&E or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of H&E, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than H&E or a Restricted Subsidiary of H&E and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either H&E or a Restricted Subsidiary of H&E, will be deemed, in each case, to constitute an incurrence of such Indebtedness by H&E or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6) the issuance by any of H&E’s Restricted Subsidiaries to H&E or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than H&E or a Restricted Subsidiary of H&E; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either H&E or a Restricted Subsidiary of H&E,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (6);

(7) the incurrence by H&E or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(8) the guarantee by H&E or any of the Guarantors of Indebtedness of H&E or a Restricted Subsidiary of H&E that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(9) Indebtedness incurred by H&E or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims or self-insurance; provided, however, that either upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence or self-insurance;

(10) the incurrence by H&E or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, health and other types of social security benefits, unemployment and other self-insurance obligations, bankers’ acceptances, performance, surety and bid bonds, cash management obligations and netting, overdraft protection and other similar facilities or arrangements and completion guarantees in the ordinary course of business;

(11) the incurrence by H&E or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12) the incurrence by H&E or any of its Restricted Subsidiaries of Indebtedness arising from agreements of H&E or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred in connection with the acquisition or disposition of any Restricted Subsidiary, business, property or asset;

(13) the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed $20.0 million (or the equivalent thereof, measured at the time of each incurrence, in applicable foreign currency);

(14) the incurrence by H&E or any of its Restricted Subsidiaries of Indebtedness to the extent the net proceeds thereof are promptly deposited in trust to defease the notes or to satisfy and discharge the indenture, in each case in accordance with the terms of the indenture;

(15) Indebtedness of H&E or any Guarantor incurred to finance an acquisition, merger, consolidation or amalgamation, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15); provided that on the date of such acquisition, merger, consolidation or amalgamation after giving pro forma effect thereto as if the same had occurred at the beginning of the applicable four-quarter period, H&E would either (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; or (B) have a Fixed Charge Coverage Ratio of not less than the Fixed Charge Coverage Ratio of H&E immediately prior to such acquisition, merger, consolidation or amalgamation;

(16) the incurrence by H&E or any of its Restricted Subsidiaries owed on a short-term basis of not longer than 30 days to banks and other financial institutions incurred in the ordinary course of business with such banks or financial institutions in connection with ordinary banking arrangements to manage cash balances of H&E or the Restricted Subsidiaries;

(17) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to H&E or any of its Restricted Subsidiaries or arising under any Receivables Facility;

(18) Indebtedness of the Company and the Guarantors related to the notes and the related guarantees of the notes, respectively (in each case, other than Additional Notes); and

(19) the incurrence by H&E or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (19), not to exceed the greater of $50.0 million and 5.0% of Consolidated Net Tangible Assets at the time of incurrence thereof.

H&E will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of H&E or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of H&E solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, H&E will be permitted to classify such item of Indebtedness, Disqualified Stock or preferred stock on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, Disqualified Stock or preferred stock, in any manner that complies with this covenant. Indebtedness under Credit Facilities that is outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of H&E as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that H&E or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens

H&E will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien. The foregoing shall not apply to:

(1) Liens to secure additional Indebtedness permitted to be incurred under the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant; provided that, in the case of this clause (1), at the time of incurrence and after giving pro forma effect thereto, the Secured Leverage Ratio shall not exceed 2.50 to 1.00; and

(2) Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

H&E will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to H&E or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to H&E or any of its Restricted Subsidiaries;

(2) make loans or advances to H&E or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to H&E or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes and the Note Guarantees;

(3) applicable law, rule, regulation or order (or other governmental approval, license or permit);

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by H&E or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions or subletting restrictions in leases, contracts and licenses entered into in the ordinary course of business;

(6) purchase money obligations and Indebtedness incurred to pay Open Account Obligations for property acquired in the ordinary course of business and Capital Lease Obligations that restrict the transfer of the property purchased or leased;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary (including, without limitation, the Capital Stock or all or substantially all of the assets of that Restricted Subsidiary) that restricts distributions by that Restricted Subsidiary pending the sale or other disposition (which limitation, in the case of a sale or disposition of all or substantially all assets, is applicable only to the property or assets that are the subject of such agreement);

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, limited liability company organizational documents and other similar agreements entered into with the approval of H&E’s Board of Directors, which limitation is applicable only to the property or assets that are the subject of such agreements;

(11) contracts with customers or leases with lessors entered into in the ordinary course of business that impose restrictions on cash, Cash Equivalents, marketable securities, or other deposits or net worth;

(12) agreements governing Indebtedness of Foreign Subsidiaries incurred pursuant to clause (13) of the second paragraph of the covenant set forth under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that H&E determines in good faith that such encumbrances and restrictions (x) will not cause H&E to not have the funds necessary to pay the principal of or interest on the notes and (y) are not materially more restrictive, taken as a whole, than is customary in comparable financings;

(13) agreements governing Hedging Obligations incurred in the ordinary course of business and permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that H&E determines in good faith that such encumbrances and restrictions (x) will not cause H&E to not have the funds necessary to pay the principal of or interest on the notes and (y) such restrictions are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions applicable to such Restricted Subsidiary than those contained in the agreements covered by clauses (1) or (2) of this paragraph;

(14) any instrument governing any Indebtedness or Capital Stock of any Unrestricted Subsidiary as in effect on the date, if any, that such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary; provided that such encumbrance or restriction is not applicable to any Person, or to the property or assets of any Person, other than such redesignated Restricted Subsidiary and its Subsidiaries (immediately prior to such redesignation) and their respective properties and assets;

(15) restrictions created in connection with any Qualified Securitization Financing or Receivables Facility that, in the good faith determination of H&E, are necessary or advisable to effect such Securitization Facility or Receivables Facility;

(16) restrictions in effect on the Issue Date that are contained in charter documents or shareholder agreements relating to any Restricted Subsidiary of H&E; and

(17) agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that H&E determines in good faith that such encumbrances and restrictions (x) will not cause H&E to not have the funds necessary to pay the principal of or interest on the notes and (y) such restrictions are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions applicable to such Restricted Subsidiary than those contained in the agreements covered by clauses (1) or (2) of this paragraph.

Merger, Consolidation or Sale of Assets

H&E will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not H&E is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of H&E and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) H&E is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than H&E) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than H&E) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of H&E under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists; and

(4) H&E or the Person formed by or surviving any such consolidation or merger (if other than H&E), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; or (B) have a Fixed Charge Coverage Ratio of not less than the Fixed Charge Coverage Ratio of H&E immediately prior to such merger, sale, assignment, transfer, lease, conveyance or other disposition.

In addition, H&E will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of H&E with an Affiliate solely for the purpose of reincorporating H&E in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among H&E and its Restricted Subsidiaries.

Transactions with Affiliates

H&E will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of H&E (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that, when taken as a whole, are not materially less favorable to H&E or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by H&E or such Restricted Subsidiary with an unrelated Person; and

(2) H&E delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the Board of Directors of H&E set forth in an officers’ certificate delivered to the Trustee certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of H&E.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, indemnification agreement or arrangement for directors, officers, employees, agents and consultants, stock option, stock repurchase agreement, consulting agreement, severance agreement, insurance plan or any similar agreement, plan or arrangement entered into by H&E or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among H&E and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of H&E) that is an Affiliate of H&E solely because H&E owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees; provided that the aggregate fees paid or payable in any calendar year to any director who is an Affiliate of H&E in a capacity other than as a director of H&E shall not be greater than the aggregate fees paid or payable in such year to any other director who is not otherwise an Affiliate of H&E;

(5) any issuance of Equity Interests (other than Disqualified Stock) of H&E to Affiliates, directors, officers or employees of H&E or its Restricted Subsidiaries or to holders of Equity Interests in H&E;

(6) Restricted Payments and Permitted Investments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments”;

(7) customary loans and advances paid to officers, directors, employees or consultants of H&E or any of its Restricted Subsidiaries;

(8) transactions pursuant to the Affiliate Agreements as all were in effect on the date of the indenture or as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is not materially less favorable to H&E or the holders of notes than the applicable Affiliate Agreement as in effect on the date of the indenture;

(9) transactions with Affiliates that are customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case which are in the ordinary course of business and otherwise in compliance with the terms of the indenture, and which are fair to H&E and its Restricted Subsidiaries, as applicable, in the reasonable determination of the Board of Directors, chief executive officer or chief financial officer of H&E or its Restricted Subsidiaries, as applicable, or are on terms that, taken as a whole, are materially not less favorable to H&E or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(10) transactions permitted by the covenant described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(11) transactions between H&E or any of its Restricted Subsidiaries and any Person that is an Affiliate of H&E or any of its Restricted Subsidiaries solely because a director of such Person is also a director of H&E; provided, however, that such director abstains from voting as a director on any matter involving such other Person;

(12) any customary transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing or Receivables Facility and any disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing and any repurchase of Securitization Assets pursuant to a Securitization Repurchase Obligation; and

(13) transactions with any Person solely in its capacity as a holder of Indebtedness or Capital Stock of H&E or any of its Restricted Subsidiaries if such transaction provides for equal treatment of such Person and all other holders, in their capacity as holders, of the same series of such Indebtedness or of the same class of such Capital Stock.

Limitation on Sale and Leaseback Transactions

H&E will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that H&E or any Guarantor may enter into a sale and leaseback transaction if:

(1) H&E or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens”;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, which if greater than $50.0 million will be determined in good faith by the Board of Directors of H&E and set forth in an officers’ certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and H&E applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Business Activities

H&E will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to H&E and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If H&E or any of its Domestic Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel within 30 days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary or Securitization Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary or Securitization Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of H&E may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by H&E and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by H&E. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of H&E may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of H&E as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of H&E as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” H&E will be in default of such covenant. The Board of Directors of H&E may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of H&E; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of H&E of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default would be in existence following such designation.

Payments for Consent

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, H&E will furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if H&E were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if H&E were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports based on H&E’s status as an “accelerated filer” or “large accelerated filer” (each as defined in Rule 12b-2 under the Exchange Act) or as a “non-accelerated filer” (as used in Rule 12b-2 under the Exchange Act), as the case may be, under the SEC’s rules and regulations. Each annual report on Form 10-K will include a report on H&E’s consolidated financial statements by H&E’s certified independent accountants. In addition, H&E will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website as soon as practicable thereafter.

If, at any time, H&E is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, H&E will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. H&E will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept H&E’s filings for any reason, H&E will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if H&E were required to file those reports with the SEC.

If H&E has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the notes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of H&E and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of H&E.

In addition, H&E and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, in the event that any direct or indirect parent of H&E is or becomes a Guarantor of the notes, H&E may satisfy its obligations under this covenant with respect to financial information relating to H&E by furnishing financial information relating to such direct or indirect parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than H&E and its Restricted Subsidiaries, on the one hand, and the information relating to H&E, the Guarantors and the other Restricted Subsidiaries of H&E on a standalone basis, on the other hand.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control”;

(4) failure by the Issuer or any of its Restricted Subsidiaries for 60 days after notice to the Issuer by the Trustee or the holders of at least 25% in aggregate principal amount the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(6) failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Note Guarantee of a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer, any Restricted Subsidiary of the Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. If an Event of Default arises pursuant to clause (5) above, such Event of Default shall cease to exist if, at any time prior to the acceleration of the notes, (x) the Issuer cures the underlying Payment Default or the holders of the applicable Indebtedness waive the underlying Payment Default or rescind the acceleration of such Indebtedness, in each case in accordance with the terms of the applicable Indebtedness and (y) the cure, waiver or rescission does not conflict with any judgment or decree of a court of competent jurisdiction.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default if it determines that withholding notice is in their interest, except a Default relating to the payment of principal, interest or premium or Additional Interest, if any.

Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the Trustee indemnity and/or security reasonably satisfactory to it against any loss, liability, claim, damage or expense.

Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Interest, if any, when due, no holder of a Note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability, claim, damage or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the Trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default and its consequences under the indenture except a continuing Default in the payment of interest or premium or Additional Interest, if any, on, or the principal of, the notes.

The Indenture requires the Issuer to deliver to the Trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default, the Issuer will be required to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of H&E or any Guarantor, as such, will have any liability for any obligations of H&E or the Guarantors under the notes, the indenture, the New Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of new notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the new notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuer, may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate delivered to the Trustee, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2) the Issuer’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Issuer, may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer must deliver to the Trustee an opinion of counsel confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an opinion of counsel confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default has occurred and is continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(6) the Issuer must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Issuer, with the intent of preferring the holders of new notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(7) the Issuer must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or change the date on which any Note may be subject to redemption or reduce the redemption price thereof as described under the caption “—Optional Redemption” (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, H&E, the Guarantors and the Trustee may amend or supplement the indenture or the notes or the Note Guarantees:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of H&E’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of H&E’s or such Guarantor’s assets, as applicable in each case, in accordance with the terms of the indenture;

(4) to make any change that would provide any additional rights or benefits to the holders of notes (including the addition of collateral to secure the notes) or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Note Guarantees or the notes to any provision of this description of the notes;

(7) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes; or

(9) to evidence and provide for the acceptance and appointment under the indenture of a successor trustee thereunder pursuant to the requirements thereof.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer have been delivered to the Trustee for cancellation; or

(b) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the delivery of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient (in the case that non-callable Government Securities have been deposited, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants), without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default has occurred and is continuing on the date of the deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument (other than the indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(3) the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) the Issuer has delivered irrevocable instructions to the Trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case maybe.

In addition, the Issuer must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of H&E or any Guarantor, the indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The indenture provides that holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the Trustee security and/ or indemnity reasonably satisfactory to it against any loss, liability, claim, damage or expense.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the registration rights agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Agreements” means the agreements, arrangements and understandings described in this prospectus under the caption “Certain Relationships and Related Party Transactions,” including the Amended and Restated Investor Rights Agreement, the Amended and Restated Registration Rights Agreement and the Amended and Restated Securities Holders Agreement, each dated as of February 3, 2006, in each case, as such agreements may be amended from time to time in accordance with the terms thereof.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of such note; and

(2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such Note at September 1, 2020 (such redemption price being set forth in the table appearing above under the caption “—Optional redemption”), plus (ii) all required interest payments due on such Note through September 1, 2020 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, over (b) the then outstanding principal amount of such Note.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory and equipment in the ordinary course of business; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of H&E and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of H&E’s Restricted Subsidiaries or the sale by H&E or any of its Restricted Subsidiaries of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10.0 million;

(2) a transfer of assets between or among H&E and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of H&E to H&E or to a Restricted Subsidiary of H&E;

(4) the sale or lease of (x) obsolete or damaged equipment or (y) other equipment, inventory or accounts receivable in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) the sale or other disposition of the Capital Stock or property or assets of any Unrestricted Subsidiary;

(7) a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(8) any exchange of property pursuant to Section 1031 on the Internal Revenue Code of 1986, as amended, for use in a Permitted Business;

(9) the licensing of intellectual property;

(10) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(11) the sale or disposition of any assets or property received as a result of foreclosure by H&E or any of its Restricted Subsidiaries on any secured Investment or any other transfer of title with respect to any secured Investment in default;

(12) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, in each case, in the ordinary course of business;

(13) any disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility; and

(14) any disposition governed by and effected in compliance with the covenant described under “—Merger, Consolidation or Sale of Assets.”

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, with respect to H&E and its Restricted Subsidiaries as of any date of determination, an amount equal to the sum of, without duplication:

(1) 85% of the book value of accounts receivable; plus

(2) 100% of new equipment inventory held for sale; plus

(3) the greater of (x) 100% of the net book value of rental fleet and (y) 85% of the orderly liquidation value, as determined by a third-party appraiser, of rental fleet; plus

(4) 50% of the net book value of inventory and tools; plus

(5) 50% of the net book value of eligible rolling stock;

in each case of H&E and its Restricted Subsidiaries on a consolidated basis and determined in accordance with GAAP; provided that the book value or net book value, as the case may be, of each asset in the classes identified in clauses (1) through (5) above that is, as of the relevant date of determination, subject to a Lien that secures Indebtedness (other than Indebtedness under a Credit Facility) will be excluded from the calculation of the Borrowing Base. The Borrowing Base will be calculated based on the most recent internal financial statements (and, in the case of orderly liquidation value, the most recent third-party appraisal) that are available as of the date of determination.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having a rating of “P-2” (or higher) from Moody’s or “A-3” (or higher) from S&P and, in each case, maturing within 24 months after the date of acquisition;

(6) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, and in each case maturing within 24 months after the date of creation thereof;

(7) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) with maturities of 24 months or less from the date of acquisition;

(8) (a) euro, or any national currency of any participating member of the EMU or (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business; and

(9) investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (8) above, provided that such amounts are converted into any currency listed in clauses (1) and (8) as promptly as practicable and in any event within ten business days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of H&E and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than the Principal or a Related Party of the Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of H&E; or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principal and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of H&E, measured by voting power rather than number of shares.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including non-cash impairment charges but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) the amount of any restructuring charge or reserve or integration cost, including any one-time costs incurred in connection with any acquisitions or divestitures consummated after the Issue Date; plus

(6) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the notes and the redemption of the Retired 7.0% Notes and (ii) any amendment or other modification of the notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(7) any other non-recurring or extraordinary expenses and charges of H&E or any of its Restricted Subsidiaries; minus

(8) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; and

(3) the cumulative effect of a change in accounting principles will be excluded.

“Consolidated Net Tangible Assets” as of any date of determination, means the total amount of assets which would appear on a consolidated balance sheet of H&E and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of such Person but which by its terms is renewable or extendable beyond 12 months from such date at the option of such Person) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of such Person and computed in accordance with GAAP.

“Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated May 21, 2014, by and among the Company, Great Northern Equipment, Inc., and H&E Equipment Services (California), LLC, General Electric Capital Corporation, as agent for the lenders, Bank of America, N.A., as co-syndication agent and documentation agent, Wells Fargo Capital Finance, LLC, as co-syndication agent, Deutsche Bank Securities Inc. as joint lead arranger and joint bookrunner, and the lenders from time to time party thereto, providing for revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, restated, renewed, increased, supplemented, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, including increases in principal amount and extensions of term loans of other financings, including, without limitation, the Amended and Restated Credit Agreement.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, that is designated from time to time by H&E as a “Credit Facility” and as amended, modified, restated, renewed, increased, supplemented, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time. The Credit Agreement hereby is designated by H&E as a Credit Facility.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by H&E or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate delivered to the Trustee, setting forth the basis of such valuation, executed by the principal financial officer of H&E less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require H&E to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that H&E may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants —Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that H&E and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of H&E that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of H&E.

“Equipment” means any equipment owned by or leased to H&E or any of its Subsidiaries that is revenue earning equipment, or is classified as “revenue earning equipment” in the consolidated financial statements of H&E, including any such equipment consisting of (i) construction, industrial, commercial and office equipment, (ii) earthmoving, material handling, compaction, aerial and electrical equipment, (iii) air compressors, pumps and small tools, and (iv) other personal property.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offer and sale for cash of Capital Stock of H&E.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Indebtedness” means Indebtedness of H&E and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of H&E (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

In addition, for purposes of calculating the Fixed Charge Coverage Ratio, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made (x) in accordance with Regulation S-X under the Securities Act or (y) as determined in good faith by a responsible financial or accounting officer of H&E and as set forth in an officers’ certificate delivered to the Trustee to be factually supportable and reasonably anticipated to be realizable within eighteen (18) months after the date of such transaction.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (and whether or not capitalized), including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock or Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable or accruing solely in Equity Interests of H&E (other than Disqualified Stock) or to H&E or a Restricted Subsidiary of H&E, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis and in accordance with GAAP;

but excluding, with respect to clauses (1), (2) and (3) above, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (y) any expensing of bridge, commitment and other financing fees.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of H&E that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); provided that Guarantee shall not include the pledge of the Capital Stock of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary.

“Guarantors” means each of:

(1) GNE Investments, Inc., a Washington corporation;

(2) Great Northern Equipment Inc., a Montana corporation;

(3) H&E California Holding, Inc., a California corporation;

(4) H&E Equipment Services (California), LLC, a Delaware limited liability company;

(5) H&E Equipment Services (Mid-Atlantic), Inc., a Virginia corporation;

(6) H&E Finance Corp., a Delaware corporation; and

(7) any other Subsidiary of H&E that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $1.0 million and whose total revenues for the most recent 12-month period do not exceed $5.0 million; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of H&E.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing (A) the balance deferred and unpaid of the purchase price of any property (other than any such balance that constitutes an accrued expense, trade payable or Open Account Obligation) and (B) secured floor plan financing (but not Open Account Obligations), it being understood that secured floor plan financing will be deemed to be Indebtedness solely for purposes of the indenture and not for any other purpose; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person; provided that Indebtedness shall not include the pledge of the Capital Stock of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investment Grade Ratings” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB —(or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If H&E or any Subsidiary of H&E sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of H&E such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of H&E, H&E will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of H&E’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by H&E or any Subsidiary of H&E of a Person that holds an Investment in a third Person will be deemed to be an Investment by H&E or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means August 24, 2017, the date of the original issuance of the old notes under the indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of H&E on a fully diluted basis on the date of the declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such Capital Stock on the principal securities exchange on which such common Capital Stock is traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (but not loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by H&E or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales or brokerage commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither H&E nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) (other than the stock of an Unrestricted Subsidiary pledged to secure Indebtedness of such Unrestricted Subsidiary), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of H&E or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of H&E or any of its Restricted Subsidiaries (other than the stock of an Unrestricted Subsidiary pledged to secure Indebtedness of such Unrestricted Subsidiary).

“Note Guarantee” means the Guarantee by each Guarantor of H&E’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Open Account Obligations” means the deferred obligation to pay the purchase price for equipment purchased as inventory held for sale or lease.

“Permitted Business” means the equipment sale, rental and leasing business, the fleet management business and any business that is complementary, incidental, ancillary or related thereto (including, without limitation, the repair and maintenance of equipment and the other businesses engaged in by H&E and its Subsidiaries on the Issue Date).

“Permitted Investments” means:

(1) any Investment in H&E or in a Restricted Subsidiary of H&E;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by H&E or any Restricted Subsidiary of H&E in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of H&E; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, H&E or a Restricted Subsidiary of H&E;

(4) any Investment made as a result of the receipt of non—cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of H&E;

(6) any Investments received in compromise or resolution of:

(a) obligations of trade creditors or customers that were incurred in the ordinary course of business of H&E or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or

(b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of H&E or any Restricted Subsidiary of H&E in an aggregate principal amount not to exceed $10.0 million at any one time outstanding;

(9) repurchases of the notes (including the Note Guarantees);

(10) any Investment in existence, or made pursuant to legally binding written commitments in existence, on the date of the indenture or any Investment consisting of any extension, modification or renewal of any Investment existing on the date of the indenture (excluding any such extension, modification or renewal involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms, as of the date of the indenture, of the original Investment so extended, modified or renewed);

(11) guarantees of indebtedness of H&E or a Restricted Subsidiary permitted under the covenant entitled “—Indebtedness and Issuance of Preferred Stock” and performance guarantees in the ordinary course of business;

(12) any Investment made in connection with purchase price adjustments, contingent purchase price payments or other earn-out obligations paid in connection with any Investment otherwise permitted under the indenture;

(13) (i) Investments in a Securitization Subsidiary or Receivables Facility or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets pursuant to a securitization repurchase obligation in connection with a Qualified Securitization Financing or Receivables Facility;

(14) Investments consisting of (i) purchases and acquisitions of inventory, supplies, materials and equipment or licenses, (ii) pledges or deposits with respect to leases or utilities provided to third parties, (iii) loans and advances to officers, directors and employees for business related travel expenses, moving expenses and other similar expenses or (iv) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Issuer or the Restricted Subsidiaries and endorsements for collection or deposit, in any case, in the ordinary course of business and otherwise in accordance with the indenture;

(15) any Investment to the extent that the consideration therefor is Capital Stock (other than Disqualified Capital Stock) of H&E and only to the extent that the Cumulative Credit is not increased thereby; and

(16) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding not to exceed the greater of $75.0 million and 5.0% of Consolidated Net Tangible Assets at the time thereof.

“Permitted Liens” means:

(1) Liens on assets of H&E or any Restricted Subsidiary securing Indebtedness and other Obligations under Credit Facilities that was incurred pursuant to clause (1) or clause (19) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto;

(2) Liens in favor of H&E or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with H&E or any Subsidiary of H&E; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with H&E or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property, or the acquisition of the Person owning such property, by H&E or any Subsidiary of H&E (including, without limitation, Liens securing Acquired Debt); provided that such Liens were not incurred in contemplation of such acquisition and do not extend to any assets other than those subject to such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) purchase money security interests (as defined in Article 9 of the New York Uniform Commercial Code) and other Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants —Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the property, plant or equipment (including, without limitation, rental equipment purchased as inventory held for sale or lease) purchased in accordance with such clause (4) and the proceeds thereof (or in the case of Capital Lease Obligations, acquired with or financed by such Indebtedness);

(7) Liens in existence, or made pursuant to legally binding written commitments in existence, on the Issue Date;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, mechanics’ Liens and other like Liens, and customary Liens retained by or granted to carriers, landlords and mechanics under the terms of agreements pursuant to which services are rendered or property is leased by such Persons to H&E or any of its Restricted Subsidiaries, in each case, incurred in the ordinary course of business;

(10) leases or subleases granted to others that do not materially interfere with the ordinary course of business of H&E and its Restricted Subsidiaries;

(11) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(13) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of H&E or any of its Restricted Subsidiaries, including rights of offset and set-off;

(16) Liens arising from precautionary filing of Uniform Commercial Code financing statements regarding leases;

(17) Liens in favor of a banking institution arising as a matter of law encumbering deposits (including, without limitation, rights of set-off and credit balances) with respect to deposit accounts (as defined under the Uniform Commercial Code) that are within the general parameters customary to the banking industry;

(18) judgment Liens incurred as a result of a judgment by court of competent jurisdiction that does not otherwise give rise to an Event of Default under the indenture, so long as (x) such Liens are adequately bonded and (y) any appropriate legal proceedings which may have been duly initiated for the appeal or review of such judgment shall not have been terminated or the period within which such proceedings may be initiated shall not have expired;

(19) Liens securing Indebtedness of Foreign Subsidiaries incurred pursuant to clause (13) of the second paragraph of the covenant set forth above under the caption “—Certain Covenants —Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such Liens extend only to the assets of Foreign Subsidiaries;

(20) Liens on Equity Interests deemed to exist in connection with any options, put and call agreements, rights of first refusal and similar rights relating to Investments in Persons that are not Subsidiaries under the indenture;

(21) Liens on property or assets securing Indebtedness used to defease or to satisfy and discharge the notes in their entirety; provided that the incurrence of such Indebtedness and such defeasance and satisfaction and discharge were not prohibited by the indenture;

(22) deposits made in the ordinary course of business to secure liability insurance carriers and Liens on insurance proceeds or unearned premiums incurred in the ordinary course of business in connection with the financing of insurance premiums;

(23) pledges or deposits under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for payment of Indebtedness) or leases to which H&E or any Subsidiary of H&E is a party;

(24) Liens incurred in the ordinary course of business of H&E or any Subsidiary of H&E with respect to obligations that do not exceed $20.0 million at any one time outstanding;

(25) Liens on (i) the Securitization Assets arising in connection with a Qualified Securitization Financing or (ii) the Receivables Assets arising in connection with a Receivables Facility;

(26) Liens on and pledges of the assets or Capital Stock of any Unrestricted Subsidiary securing any Indebtedness or other obligations of such Unrestricted Subsidiary;

(27) [reserved];

(28) Liens relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business;

(29) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(30) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; and

(31) Liens incurred by H&E or any Restricted Subsidiary; provided that at the time any such Lien is incurred, the obligations secured by such Lien, when added to all other obligations secured by Liens incurred pursuant to this clause (31), shall not exceed the greater of $50.0 million and 2.5% of Consolidated Net Tangible Assets.

“Permitted Refinancing Indebtedness” means any Indebtedness of H&E or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of H&E or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by H&E or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal” means Mr. John M. Engquist.

“Qualified Securitization Financing” means any Securitization Facility of a Securitization Subsidiary that meets the following conditions: (i) the board of directors of H&E shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to H&E and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by H&E or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by H&E) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by H&E) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of H&E or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreement prior to engaging in any securitization financing shall not be deemed a Qualified Securitization Financing.

“Rating Agencies” means (i) each of Moody’s and S&P, and (ii) if Moody’s or S&P ceases to rate the notes for reasons outside of H&E’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by H&E as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Assets” means (a) any accounts receivable owed to H&E or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged by H&E to a commercial bank or an Affiliate thereof in connection with a Receivables Facility.

“Receivables Facility” means an arrangement between H&E or a Restricted Subsidiary and a commercial bank or an Affiliate thereof pursuant to which (a) H&E or such Restricted Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank (or such Affiliate) accounts receivable owing by customers, together with Receivables Assets related thereto, at a maximum discount, for each such account receivable, not to exceed 5.0% of the face value thereof, (b) the obligations of H&E or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to H&E and such Restricted Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by H&E) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“Related Party” means:

(1) any controlling stockholder, general partner or managing member of any Principal, any majority owned Subsidiary of any Principal, or any immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a majority interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Replacement Assets” means, on any date, property or assets (other than current assets that are not purchased accounts receivable) of a nature or type or that are used in a Permitted Business (or an Investment in a Permitted Business), which shall include the controlling or majority equity interest in any Person engaged in a Permitted Business.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any direct or indirect Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Retired 7.0% Notes” means $630 million outstanding aggregate principal amount of 7% senior notes due 2022 issued under an indenture dated as of August 20, 2012, among H&E, certain of the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global, Inc.

“Secured Indebtedness” means any Indebtedness of H&E or any of its Restricted Subsidiaries secured by a Lien.

“Secured Leverage Ratio” means, as of the date of determination, the ratio of (a) the Secured Indebtedness of H&E and its Restricted Subsidiaries as of such date of determination (minus the aggregate amount of unrestricted cash and Cash Equivalents, included in the consolidated balance sheet of H&E and its Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements are available and determined after giving pro forma effect to such incurrence of Indebtedness, and each other incurrence, assumption, guarantee, redemption, retirement and extinguishment of Indebtedness as of such date of determination) to (b) Consolidated Cash Flow of H&E and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available. For purposes of determining the “Secured Leverage Ratio,” “Consolidated Cash Flow” shall be subject to the adjustments applicable to “Consolidated Cash Flow” as provided for in the definition of “Fixed Charge Coverage Ratio.”

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization Asset” means any accounts receivable, Vehicles, Equipment or related assets, in each case, subject to a Securitization Facility.

“Securitization Facility” means any of one or more securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of its Restricted Subsidiaries sells Securitization Assets to either (a) Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells Securitization Assets to a person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Restricted Subsidiary in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by H&E or any Subsidiary of H&E which H&E has determined in good faith to be customary in a securitization financing, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Indebtedness of H&E and its Restricted Subsidiaries as of such date of determination (minus the aggregate amount of unrestricted cash and Cash Equivalents, included in the consolidated balance sheet of H&E and its Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements are available and determined after giving pro forma effect to such incurrence of Indebtedness, and each other incurrence, assumption, guarantee, redemption, retirement and extinguishment of Indebtedness as of such date of determination) to (b) Consolidated Cash Flow of H&E and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available. For purposes of determining the “Total Leverage Ratio,” “Consolidated Cash Flow” shall be subject to the adjustments applicable to “Consolidated Cash Flow” as provided for in the definition of “Fixed Charge Coverage Ratio.”

“Treasury Rate” means, as of any date of determination, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two business days prior to the redemption date) of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 as of the applicable day during such week (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the period from the redemption date to September 1, 2020; provided, however, that if the period from the redemption date to September 1, 2020, is not equal to the constant maturity of a United States Treasury security for which such yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to September 1, 2020, is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used. In each case, H&E or its agent shall obtain the Treasury Rate.

“Unrestricted Subsidiary” means any Subsidiary of H&E (and any Subsidiary of such Subsidiary) that is designated by the Board of Directors of H&E as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Certain Covenants —Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with H&E or any Restricted Subsidiary of H&E unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to H&E or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of H&E;

(3) is a Person with respect to which neither H&E nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of H&E or any of its Restricted Subsidiaries (other than through the pledge of Equity Interests in such Unrestricted Subsidiary).

“Vehicles” means vehicles owned or operated by, or leased or rented to or by, H&E or any of its Subsidiaries, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by the then outstanding principal amount of such Indebtedness.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of U.S. federal income tax considerations relating to the exchange offer. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions all as now in effect and all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income consequences of the exchange offer. The summary generally applies only to beneficial owners of the new notes that hold the new notes as capital assets. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding new notes as part of a hedging, conversion or integrated transaction or a straddle, or persons deemed to sell new notes under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws on U.S. Holders or the effects of any applicable foreign, state or local laws.

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THIS SUMMARY IS FOR GENERAL INFORMATION AND IS NOT TAX ADVICE WITH RESPECT TO ANY SPECIFIC INVESTOR IN LIGHT OF SUCH INVESTOR’S PARTICULAR CIRCUMSTANCES. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

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As used herein, the term “U.S. Holder” means a beneficial owner of the new notes that, for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (a) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of the exchange offer.

The exchange of new notes for old notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. Accordingly, for U.S. federal income tax purposes, a holder will have the same tax basis and holding period in the new notes as the holder had in the new notes immediately before the old offer.

BOOK-ENTRY; DELIVERY AND FORM

The certificates representing the new notes will be issued in fully registered form without interest coupons (each a “Global Note”) and will be deposited with the trustee as a custodian for The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC.

The Global Notes

We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of and premium (if any) and interest (including additional interest) on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of H&E, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest (including additional interest) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of notes in certificated form (“Certificated Securities”) for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by H&E within 90 days.

PLAN OF DISTRIBUTION

Under existing SEC interpretations, we expect that the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided that broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such new notes as discussed below. While the SEC has not taken a position with respect to this particular transaction, under interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), which related to transactions structured substantially like this exchange offer, participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment of the new notes) with this prospectus.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of not less than 90 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from the exchange offer or from any sale of new notes by brokers-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells the new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the exchange of notes and guarantees will be passed upon for H&E Equipment Services, Inc. and the guarantors by Dechert LLP, New York, New York, Williams Mullen, P.C., Washington D.C., Garlington, Lohn & Robinson, PLLP, Missoula, Montana, and Ryan, Swanson & Cleveland, PLLC, Seattle, Washington.

EXPERTS

The consolidated financial statements and schedules as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act, covering the new notes to be issued in the exchange offer (Registration No. 333-). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the notes to be issued in the exchange offer, please refer to the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

H&E has filed annual, quarterly, and current reports and other information with the SEC. You may read and copy any document H&E has filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. H&E’s SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference in this prospectus the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on February 23, 2017;

•	each of our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 as filed with the SEC on April 27, 2017, July 27, 2017 and October 26, 2017, respectively;

•	each of our Current Reports on Form 8-K filed with the SEC on May 23, 2017, July 14, 2017, August 14, 2017, August 16, 2017, August 17, 2017, August 18, 2017, August 24,

2017, November 20, 2017 (Film No. 171212776) (to the extent filed and not furnished), November 20, 2017 (Film No. 171214374), November 22, 2017 and December 27, 2017; and

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 7, 2017.

Any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to effectiveness of the registration statement and (ii) the date of this prospectus and before the offering is terminated are also “incorporated by reference” into this prospectus except that, unless otherwise indicated, any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K is not incorporated by reference. Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules. Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

Upon written or oral request, you will be provided with a copy of the incorporated documents without charge (not including exhibits to the respective documents unless the exhibits are specifically incorporated by reference into the respective documents). You may submit such a request for this material at the following address and telephone number:

H&E EQUIPMENT SERVICES, INC.

7500 PECUE ROAD

BATON ROUGE, LA 70809

(225) 298-5200

$950,000,000

H&E Equipment Services, Inc.

OFFER TO EXCHANGE

5.6250% Senior Notes due 2025 and related Guarantees

for all outstanding 5.6250% Senior Notes due 2025 and related Guarantees that have been registered under the Securities Act of 1933

Preliminary Prospectus

                , 2018

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this prospectus.

Until             , 2018, all broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

(a) H&E Equipment Services, Inc. is a corporation organized under the laws of the State of Delaware.

Section 145 of the Delaware General Corporation Law, or DGCL, grants a Delaware corporation the power to indemnify any director, officer, employee or agent against reasonable expenses (including attorneys’ fees) incurred by him in connection with any proceeding brought by or on behalf of the corporation and against judgments, fines, settlements and reasonable expenses (including attorneys’ fees) incurred by him in connection with any other proceeding, if (a) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, however, no indemnification is to be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the corporation.

Section 102 of the DGCL permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock repurchases; or (4) arising as a result of any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, our bylaws provide that (1) we are required to indemnify our directors and officers to the fullest extent authorized by the DGCL; (2) we are permitted to indemnify our other employees to the extent authorized by our board of directors; (3) we are required to advance expenses to our directors and officers in connection with any legal proceeding, subject to the provisions of the DGCL; and (4) the rights conferred in our bylaws are not exclusive.

Section 145 of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the DGCL.

We have purchased insurance on behalf of our directors, members, managers and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors, members, managers and officers of H&E Equipment Services, Inc. or any of its subsidiaries, or that may arise out of their status as directors, members, managers and officers of H&E Equipment Services, Inc. or any of its subsidiaries, including liabilities under the federal and state securities laws.

Reference is made to Item 22 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

(b) H&E Finance Corp. is a corporation organized under the laws of the State of Delaware.

Section 145 of the DGCL grants a Delaware corporation the power to indemnify any director, officer, employee or agent against reasonable expenses (including attorneys’ fees) incurred by him in connection with any proceeding brought by or on behalf of the corporation and against judgments, fines, settlements and reasonable expenses (including attorneys’ fees) incurred by him in connection with any other proceeding, if (a) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, however, no indemnification is to be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the corporation.

Section 102 of the DGCL permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

The certificate of incorporation of H&E Finance Corp. includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

As permitted by the DGCL, the bylaws of H&E Finance Corp. provide that (1) it is required to indemnify its directors and officers to the fullest extent permitted by the DGCL; (2) it is permitted to indemnify its other employees to the extent authorized by its board of directors; (3) it is required to advance expenses to its directors and officers in connection with any legal proceeding, subject to the provisions of the DGCL; and (4) the rights conferred in its bylaws are not exclusive.

(c) GNE Investments, Inc. is a corporation organized under the laws of the State of Washington.

Sections 23B.08.500 through 23B.08.590 RCW of the Washington Business Corporations Act, or WBCA, contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that unless limited by the articles of incorporation (i) a corporation shall indemnify a director or officer who is wholly successful, on the merits or otherwise, in his defense of a proceeding to which he is a party because of his status as such for reasonable expenses incurred in connection with the proceeding and (ii) a corporation may indemnify a director or officer for reasonable expenses, if it is determined as provided in the statute that the director’s or officer’s actions met a certain standard of conduct; provided, however that the corporation may not indemnify a director or officer who is adjudged liable to the corporation in a proceeding by or in the right of the corporation, or who is adjudged liable in any other proceeding on the basis that personal benefit was improperly received by the director or officer. The statute also permits a director or officer who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advance of expenses under certain circumstances set forth in the statute.

The articles of incorporation of GNE Investments, Inc. are silent on the issues of indemnification and limitation of liability of directors and officers.

As permitted by the WBCA, the bylaws of GNE Investments, Inc. (which we refer to as GNE) provide that (1) GNE is required to indemnify its officers and directors to the fullest extent permitted by applicable law, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of GNE; (2) the rights conferred in GNE’s bylaws are not exclusive; and (3) the board of directors of GNE may obtain insurance on behalf of any person who is or was a director, officer, employee or agent of GNE against any liability arising out of such person’s status as such, whether or not GNE would have the power to indemnify such person against such liability.

(d) Great Northern Equipment, Inc. is a corporation organized under the laws of the State of Montana.

Sections 35-1-451 to 35-1-459 of the Montana Code Annotated, 2011 cover permissive and mandatory indemnification of corporate directors, officers, employees and agents.

Section 35-1-452 provides that an individual made a party to a proceeding because he is or was a director may be indemnified by a corporation against liability if the individual (1) engaged in good faith conduct; (2) reasonably believed (a) that his conduct in his official capacity was in the corporation’s best interests, and (b) that his conduct in other cases was at least not opposed to the corporation’s best interests; and (3) in a criminal proceeding did not have reasonable cause to believe his conduct was unlawful. The corporation may not indemnify a director under this statute in connection with (1) a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (2) any other proceeding in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

Section 35-1-453 provides that unless limited by its articles of incorporation, a corporation shall indemnify a director (or an officer under Section 35-1-457) who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because he is or was a director or officer of the corporation, against reasonable expenses incurred by the director in connection with the proceeding.

Section 35-1-454 also provides that a corporation may in advance of a final disposition of a proceeding pay or reimburse a director’s reasonable expenses in connection with the proceeding if (1) the director furnishes a written affirmation of the director’s good faith belief that the director has met the required statutory standard of conduct; (2) the director furnishes a written undertaking to repay the expenses if it is determined he did not meet the standard of conduct; and (3) those making the determination to advance expenses have determined the facts do not preclude indemnification under the indemnification statutes. The corporation may also under Section 35-1-457 indemnify and advance expenses to an officer, employee, or agent who is not a director to the same extent as to a director.

Section 35-1-458 authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent, against liability asserted against or incurred by such person in such capacity, or arising out of such person’s status as such.

Both the certificate of incorporation and the by-laws of Great Northern Equipment, Inc. are silent on the issues of indemnification and limitation of liability of directors and officers.

(e) H&E California Holding, Inc. is a corporation organized under the laws of the State of California.

Section 317 of the California Corporations Code provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding or action by reason of the fact that he or she is or was a director, officer, employee or other agent of such corporation against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

Section 317 also provides that expenses incurred in defending any proceeding may be advanced by a corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of a director, officer, employee or other agent of such corporation to repay that amount if it shall be determined ultimately that such person is not entitled to be indemnified.

Section 317 further provides that a corporation shall have power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the corporation against any liability asserted against or incurred by such person in that capacity or arising out of the such person’s status as such whether or not the corporation would have the power to indemnify such person against that liability.

The articles of incorporation of H&E California Holding, Inc. are silent on the issues of indemnification and limitation of liability of directors and officers.

H&E California Holding, Inc.’s bylaws provides that it may indemnify any director, officer, agent or employee as to those liabilities and on those terms and conditions as are specified in Section 317 of the California Corporations Code. The bylaws also give H&E California Holding, Inc. the right to purchase and maintain insurance on behalf of any director, officer, agent or employee whether or not it would have the power to indemnify such person against the liability insured against.

(f) H&E Equipment Services (California), LLC is a limited liability company organized under the laws of the State of Delaware.

Section 18-108 of the Delaware Limited Liability Company Act, or the DLLCA, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in its limited liability company agreement.

H&E Equipment Services (California), LLC’s limited liability company agreement provides that, except as limited by law, each manager and officer shall be entitled to be indemnified and held harmless by H&E Equipment Services (California), LLC to the full extent permitted under the DLLCA, as in effect from time to time, against all losses, claims, damages, expenses and liabilities that such person may at any time become subject to or liable for by reason of the formation, operation or termination of H&E Equipment Services (California), LLC or such person’s acting as a manager or officer or the authorized actions of such person in connection with the conduct of the affairs of H&E Equipment Services (California), LLC, provided that no such person shall be indemnified for results from any act or omission of such person that involves actual fraud or willful misconduct or any transaction from which such person derived improper personal benefit. The rights of indemnification are in addition to any rights to which such manager or officer may otherwise be entitled by contract or as a matter of law. Each manager’s and officer’s right to indemnification for costs and expenses shall be conditioned upon the delivery by such manager or officer to H&E Equipment Services (California), LLC of a written undertaking to reimburse H&E Equipment Services (California), LLC for all amounts so advanced if it is ultimately determined that such person is not entitled to indemnification. H&E Equipment Services (California), LLC is permitted to indemnify other employees and agents and shall maintain insurance to protect any manager, officer, employee or agent against any expense, liability or loss, whether or not it would have the power to indemnify such person against such expense, liability or loss.

(g) H&E Equipment Services (Mid-Atlantic), Inc. is a corporation organized under the laws of the Commonwealth of Virginia.

Sections 13.1-697 through 13.1-704 of the Virginia Stock Corporation Act, or the VSCA, provide that a Virginia corporation may indemnify any person made a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if the director or officer conducted himself in good faith, believed, in a case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interests, and in all other cases, that his conduct was at least not opposed to the corporation’s best interests, and, in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Unless limited by its articles of incorporation, a corporation is required to indemnify a director or officer who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer against reasonable expenses incurred by him in connection with the proceeding.

The VSCA also permits a Virginia corporation to pay or reimburse the reasonable expenses incurred in advance of a final disposition of the proceeding if the director or officer furnishes the corporation with a written statement of his good faith belief that he met the statutorily required standard of conduct and furnishes a written undertaking to repay any funds advanced if it is ultimately determined that the director or officer has not met the relevant standard of conduct. A corporation may also purchase and maintain insurance on behalf of a director or officer against liabilities incurred in such capacities, whether or not the corporation would have the power to indemnify him against the same liability under the VSCA.

The articles of incorporation of H&E Equipment Services (Mid-Atlantic), Inc., or H&E Mid-Atlantic, provide that H&E Mid-Atlantic shall indemnify any director or officer against any liability imposed upon or asserted against him (including amounts paid in settlement) arising out of conduct in his official capacity with H&E Mid-Atlantic or otherwise by reason of the fact that he is or was a director or officer, except there shall be no indemnification in relation to matters as to which he shall have been finally adjudged to be liable by reason of having been guilty of (i) willful misconduct or (ii) a knowing violation of criminal law in the performance of his duty as such director or officer. The articles of incorporation further provide that in addition to the foregoing, H&E Mid-Atlantic shall indemnify its directors and officers to the full extent permitted by the VSCA. The articles of incorporation also allow H&E Mid-Atlantic to advance the reasonable expenses incurred by an officer or director in who is a party to any proceeding in advance of the final disposition thereof.

The articles of incorporation of H&E Mid-Atlantic also empower its board of directors to indemnify any employee or agent of H&E Mid-Atlantic made party to a proceeding by reason of the fact that he was or is an employee of H&E Mid-Atlantic and allow it to purchase and maintain insurance on behalf of any director, officer, employee or agent whether or not it would have the power to indemnify such person against the liability insured against.

The bylaws of H&E Mid-Atlantic are silent on the issues of indemnification and limitation of liability of directors and officers.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

2.1	Agreement and Plan of Merger, dated February 2, 2006, among the Company, H&E LLC and Holdings (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed February 3, 2006).

2.2	Agreement and Plan of Merger, dated as of May 15, 2007, by and among H&E Equipment Services, Inc., HE-JWB Acquisition, Inc., J.W. Burress, Incorporated, the Burress Shareholders (as defined therein), and Richard S. Dudley, as Burress Shareholders Representative (as defined therein) (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed on May 17, 2007).

2.3	Amendment No. 1 to Agreement and Plan of Merger, dated as of August 31, 2007, by and among H&E Equipment Services, Inc., HE-JWB Acquisition, Inc., J.W. Burress, Incorporated, the Burress Shareholders (as defined therein), and Richard S. Dudley, as Burress Shareholders Representative (as defined therein) (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed on September 4, 2007).

2.4	Acquisition Agreement, dated as of January 4, 2005, among H&E Equipment Services, L.L.C., Eagle Merger Corp., Eagle High Reach Equipment, LLC, Eagle High Reach Equipment, Inc., SBN Eagle LLC, SummitBridge National Investments, LLC and the shareholders of Eagle High Reach Equipment, Inc. (incorporated by reference to Exhibit 2.1 to Form 8-K of H&E Equipment Services L.L.C. (File Nos. 333-99587 and 333-99589), filed January 5, 2006).

3.1	Amended and Restated Certificate of Incorporation of H&E Equipment Services, Inc. (incorporated by reference to Exhibit 3.4 to Registration Statement on Form S-1 of H&E Equipment Services, Inc. (File No. 333-128996), filed January 20, 2006).

3.2	Amended and Restated Bylaws of H&E Equipment Services, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed on February 12, 2016).

3.3	Amended and Restated Articles of Organization of Gulf Wide Industries, L.L.C. (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

3.4	Amended Articles of Organization of Gulf Wide Industries, L.L.C., Changing Its Name To H&E Equipment Services L.L.C. (incorporated by reference to Exhibit 3.3 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

3.5	Amended and Restated Operating Agreement of H&E Equipment Services L.L.C. (incorporated by reference to Exhibit 3.8 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

3.6	Certificate of Incorporation of H&E Finance Corp. (incorporated by reference to Exhibit 3.4 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

3.7	Certificate of Incorporation of Great Northern Equipment, Inc. (incorporated by reference to Exhibit 3.5 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

3.8	Articles of Incorporation of Williams Bros. Construction, Inc. (incorporated by reference to Exhibit 3.6 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

3.9	Articles of Amendment to Articles of Incorporation of Williams Bros. Construction, Inc. Changing its Name to GNE Investments, Inc. (incorporated by reference to Exhibit 3.7 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

3.10	Bylaws of H&E Finance Corp. (incorporated by reference to Exhibit 3.9 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

3.11	Bylaws of Great Northern Equipment, Inc. (incorporated by reference to Exhibit 3.10 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

3.12	Bylaws of Williams Bros. Construction, Inc. (incorporated by reference to Exhibit 3.11 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

3.13	Articles of Incorporation of H&E California Holding, Inc., as amended (incorporated by reference to Exhibit 3.13 to Registration Statement on Form S-4 of H&E Equipment Services, Inc. (File No. 333-185334), filed December 7, 2012).

3.14	Bylaws of H&E California Holding, Inc., as amended (incorporated by reference to Exhibit 3.14 to Registration Statement on Form S-4 of H&E Equipment Services, Inc. (File No. 333-185334), filed December 7, 2012).

3.15	Certificate of Formation of H&E Equipment Services (California), LLC, as amended (incorporated by reference to Exhibit 3.15 to Registration Statement on Form S-4 of H&E Equipment Services, Inc. (File No. 333-185334), filed December 7, 2012).

3.16	Bylaws of H&E Equipment Services (California), LLC (incorporated by reference to Exhibit 3.16 to Registration Statement on Form S-4 of H&E Equipment Services, Inc. (File No. 333-185334), filed December 7, 2012).

3.17	Amended and Restated Articles of Incorporation of H&E Equipment Services (Mid-Atlantic), Inc. (incorporated by reference to Exhibit 3.17 to Registration Statement on Form S-4 of H&E Equipment Services, Inc. (File No. 333-185334), filed December 7, 2012).

3.18	Bylaws of H&E Equipment Services (Mid-Atlantic), Inc. (incorporated by reference to Exhibit 3.18 to Registration Statement on Form S-4 of H&E Equipment Services, Inc. (File No. 333-185334), filed December 7, 2012).

4.1	Amended and Restated Security Holders Agreement, dated as of February 3, 2006, among the Company and certain other parties thereto (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed February 3, 2006).

4.2	Amended and Restated Investor Rights Agreement, dated as of February 3, 2006, among the Company and certain other parties thereto (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed February 3, 2006).

4.3	Amended and Restated Registration Rights Agreement, dated as of February 3, 2006, among the Company and certain other parties thereto (incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed February 3, 2006).

4.4	Form of H&E Equipment Services, Inc. common stock certificate (incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-1 of H&E Equipment Services, Inc. (File No. 333-128996), filed January 5, 2006).

4.6	Indenture, dated August 24, 2017, by and among the Company, the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the 5.6250% Senior Notes due 2025 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 24, 2017).

4.7	Registration Rights Agreement, dated August 24, 2017, by and among the Company, GNE Investments, Inc., Great Northern Equipment, Inc., H&E California Holding, Inc., H&E Equipment Services (California, LLC, H&E Equipment Services (Mid-Atlantic), Inc., and H&E Finance Corp. and Wells Fargo Securities, LLC (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 24, 2017).

4.8	Registration Rights Agreement, dated November 22, 2017, by and among the Company, the Guarantors, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 22, 2017).

5.1	Opinion of Dechert LLP.*

5.2	Opinion of Williams Mullen, P.C.*

5.3	Opinion of Garlington, Lohn & Robinson, PLLP.*

5.4	Opinion of Ryan, Swanson & Cleveland, PLLC.*

10.1	Fifth Amended and Restated Credit Agreement, dated December 22, 2017, by and among the Company, Great Northern Equipment, Inc., H&E Equipment Services (California), LLC and H&E Equipment Services (Mid-Atlantic), Inc. (collectively, the “Borrowers”), Wells Fargo Capital Finance, LLC, as administrative agent for each member of the Lender Group and the Bank Product Providers, and the joint lead arrangers, joint book runners, co-syndication agents and documentation agent party thereto (incorporated by reference from Exhibit 10.1 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed December 22, 2017).

10.2	Purchase Agreement by and among H&E Equipment Services L.L.C., H&E Finance Corp., the guarantors party thereto and Credit Suisse First Boston Corporation, dated June 3, 2002 (incorporated by reference to Exhibit 10.21 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99587), filed September 13, 2002).

10.3	Purchase Agreement, among H&E Equipment Services L.L.C., H&E Finance Corp., H&E Holdings L.L.C., the guarantors party thereto and Credit Suisse First Boston Corporation, Inc. dated June 17, 2002 (incorporated by reference to Exhibit 10.21 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

10.4	H&E Equipment Services, Inc. Amended and Restated 2006 Stock-Based Incentive Compensation Plan (incorporated by reference to Appendix B to the Definitive Proxy Statement of H&E Equipment Services, Inc. (File No. 000-51759), filed April 28, 2006.)†

10.5	Amendment No. 1 to the H&E Equipment Services, Inc. Amended and Restated 2006 Stock-Based Incentive Compensation Plan (incorporated by reference from Exhibit 10.7 to Form 10-K of H&E Equipment Services, Inc. (File No. 000-51579), filed March 3, 2011).†

10.6	Amendment No. 2 to the H&E Equipment Services, Inc. Amended and Restated 2006 Stock-Based Incentive Compensation Plan (incorporated by reference from Exhibit 10.8 to Form 10-K of H&E Equipment Services, Inc. (File No. 000-51579), filed February 25, 2016).†

10.7	H&E Equipment Services, Inc. 2016 Stock-Based Incentive Compensation Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement of H&E Equipment Services, Inc. (File No. 000-51759), filed April 1, 2016.†

10.8	Form of Option Letter (incorporated by reference to Exhibit 10.36 to Registration Statement on Form S-1 of H&E Equipment Services, Inc. (File No. 333-128996), filed January 20, 2006).†

10.9	Form of Restricted Stock Award Agreement for Officers of H&E Equipment Services, Inc. (incorporated by reference from Exhibit 10.1 to Form 10-Q of H&E Equipment Services, Inc. (File No. 000-51759), filed November 3, 2011).†

10.10	Restrictive Covenant Agreement, dated August 14, 2015, by and between the Company and Bradley W. Barber (incorporated by reference to Exhibit 10.1 to Form 10-Q of H&E Equipment Services, Inc. (File No. 000-51759), filed October 29, 2015).†

10.11	Restrictive Covenant Agreement, dated October 12, 2015, by and between the Company and Leslie S. Magee (incorporated by reference to Exhibit 10.12 to Form 10-K of H&E Equipment Services, Inc. (File No. 000-51579), filed on February 25, 2016).†

12.1	Computation of Ratio of Earnings to Fixed Charges.*

21.1	Subsidiaries of H&E Equipment Services, Inc.*

23.1	Consent of Dechert LLP (included in Exhibit 5.1).*

23.2	Consent of Williams Mullen, P.C (included in Exhibit 5.2).*

23.3	Consent of Garlington, Lohn & Robinson, PLLP (included in Exhibit 5.3).*

23.4	Consent of Ryan, Swanson & Cleveland, PLLC (included in Exhibit 5.4).*

23.5	Consent of BDO USA, LLP.*

24.1	Powers of Attorney (included on signature pages of this Part II).

25.1	Statement of Eligibility of The Bank of New York Mellon Trust Company, N.A. as trustee with respect to the Indenture dated as of August 24, 2017*

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letter to Holders.*

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

99.5	Form of Letter to Clients.*

*	Filed herewith
†	Management contract or compensatory plan or arrangement

(b)	Financial Statement Schedules:

No financial statement schedules are required pursuant to this item because of the absence of the conditions under which they are required or because the information required is set forth in the financial statements or the notes thereto.

ITEM 22.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated February 2, 2006, among the Company, H&E LLC and Holdings (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed February 3, 2006).

2.2	Agreement and Plan of Merger, dated as of May 15, 2007, by and among H&E Equipment Services, Inc., HE-JWB Acquisition, Inc., J.W. Burress, Incorporated, the Burress Shareholders (as defined therein), and Richard S. Dudley, as Burress Shareholders Representative (as defined therein) (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed on May 17, 2007).

2.3	Amendment No. 1 to Agreement and Plan of Merger, dated as of August 31, 2007, by and among H&E Equipment Services, Inc., HE-JWB Acquisition, Inc., J.W. Burress, Incorporated, the Burress Shareholders (as defined therein), and Richard S. Dudley, as Burress Shareholders Representative (as defined therein) (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed on September 4, 2007).

2.4	Acquisition Agreement, dated as of January 4, 2005, among H&E Equipment Services, L.L.C., Eagle Merger Corp., Eagle High Reach Equipment, LLC, Eagle High Reach Equipment, Inc., SBN Eagle LLC, SummitBridge National Investments, LLC and the shareholders of Eagle High Reach Equipment, Inc. (incorporated by reference to Exhibit 2.1 to Form 8-K of H&E Equipment Services L.L.C. (File Nos. 333-99587 and 333-99589), filed January 5, 2006).

3.1	Amended and Restated Certificate of Incorporation of H&E Equipment Services, Inc. (incorporated by reference to Exhibit 3.4 to Registration Statement on Form S-1 of H&E Equipment Services, Inc. (File No. 333-128996), filed January 20, 2006).

3.2	Amended and Restated Bylaws of H&E Equipment Services, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed on February 12, 2016).

3.3	Amended and Restated Articles of Organization of Gulf Wide Industries, L.L.C. (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

3.4	Amended Articles of Organization of Gulf Wide Industries, L.L.C., Changing Its Name To H&E Equipment Services L.L.C. (incorporated by reference to Exhibit 3.3 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

3.5	Amended and Restated Operating Agreement of H&E Equipment Services L.L.C. (incorporated by reference to Exhibit 3.8 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

3.6	Certificate of Incorporation of H&E Finance Corp. (incorporated by reference to Exhibit 3.4 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

3.7	Certificate of Incorporation of Great Northern Equipment, Inc. (incorporated by reference to Exhibit 3.5 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

3.8	Articles of Incorporation of Williams Bros. Construction, Inc. (incorporated by reference to Exhibit 3.6 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

3.9	Articles of Amendment to Articles of Incorporation of Williams Bros. Construction, Inc. Changing its Name to GNE Investments, Inc. (incorporated by reference to Exhibit 3.7 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

3.10	Bylaws of H&E Finance Corp. (incorporated by reference to Exhibit 3.9 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

3.11	Bylaws of Great Northern Equipment, Inc. (incorporated by reference to Exhibit 3.10 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

3.12	Bylaws of Williams Bros. Construction, Inc. (incorporated by reference to Exhibit 3.11 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

3.13	Articles of Incorporation of H&E California Holding, Inc., as amended (incorporated by reference to Exhibit 3.13 to Registration Statement on Form S-4 of H&E Equipment Services, Inc. (File No. 333-185334), filed December 7, 2012).

3.14	Bylaws of H&E California Holding, Inc., as amended (incorporated by reference to Exhibit 3.14 to Registration Statement on Form S-4 of H&E Equipment Services, Inc. (File No. 333-185334), filed December 7, 2012).

3.15	Certificate of Formation of H&E Equipment Services (California), LLC, as amended (incorporated by reference to Exhibit 3.15 to Registration Statement on Form S-4 of H&E Equipment Services, Inc. (File No. 333-185334), filed December 7, 2012).

3.16	Bylaws of H&E Equipment Services (California), LLC (incorporated by reference to Exhibit 3.16 to Registration Statement on Form S-4 of H&E Equipment Services, Inc. (File No. 333-185334), filed December 7, 2012).

3.17	Amended and Restated Articles of Incorporation of H&E Equipment Services (Mid-Atlantic), Inc. (incorporated by reference to Exhibit 3.17 to Registration Statement on Form S-4 of H&E Equipment Services, Inc. (File No. 333-185334), filed December 7, 2012).

3.18	Bylaws of H&E Equipment Services (Mid-Atlantic), Inc. (incorporated by reference to Exhibit 3.18 to Registration Statement on Form S-4 of H&E Equipment Services, Inc. (File No. 333-185334), filed December 7, 2012).

4.1	Amended and Restated Security Holders Agreement, dated as of February 3, 2006, among the Company and certain other parties thereto (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed February 3, 2006).

4.2	Amended and Restated Investor Rights Agreement, dated as of February 3, 2006, among the Company and certain other parties thereto (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed February 3, 2006).

4.3	Amended and Restated Registration Rights Agreement, dated as of February 3, 2006, among the Company and certain other parties thereto (incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed February 3, 2006).

4.4	Form of H&E Equipment Services, Inc. common stock certificate (incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-1 of H&E Equipment Services, Inc. (File No. 333-128996), filed January 5, 2006).

4.5	Indenture, dated August 24, 2017, by and among the Company, the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the 5.6250% Senior Notes due 2025 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 24, 2017).

4.6	Registration Rights Agreement, dated August 24, 2017, by and among the Company, GNE Investments, Inc., Great Northern Equipment, Inc., H&E California Holding, Inc., H&E Equipment Services (California, LLC, H&E Equipment Services (Mid-Atlantic), Inc., and H&E Finance Corp. and Wells Fargo Securities, LLC (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 24, 2017).

4.7	Registration Rights Agreement, dated November 22, 2017, by and among the Company, the Guarantors, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 22, 2017).

5.1	Opinion of Dechert LLP.*

5.2	Opinion of Williams Mullen, P.C.*

5.3	Opinion of Garlington, Lohn & Robinson, PLLP.*

5.4	Opinion of Ryan, Swanson & Cleveland, PLLC.*

10.1	Fifth Amended and Restated Credit Agreement, dated December 22, 2017, by and among the Company, Great Northern Equipment, Inc., H&E Equipment Services (California), LLC and H&E Equipment Services (Mid-Atlantic), Inc. (collectively, the “Borrowers”), Wells Fargo Capital Finance, LLC, as administrative agent for each member of the Lender Group and the Bank Product Providers, and the joint lead arrangers, joint book runners, co-syndication agents and documentation agent party thereto (incorporated by reference from Exhibit 10.1 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed December 22, 2017).

10.2	Purchase Agreement by and among H&E Equipment Services L.L.C., H&E Finance Corp., the guarantors party thereto and Credit Suisse First Boston Corporation, dated June 3, 2002 (incorporated by reference to Exhibit 10.21 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99587), filed September 13, 2002).

10.3	Purchase Agreement, among H&E Equipment Services L.L.C., H&E Finance Corp., H&E Holdings L.L.C., the guarantors party thereto and Credit Suisse First Boston Corporation, Inc. dated June 17, 2002 (incorporated by reference to Exhibit 10.21 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

10.4	H&E Equipment Services, Inc. Amended and Restated 2006 Stock-Based Incentive Compensation Plan (incorporated by reference to Appendix B to the Definitive Proxy Statement of H&E Equipment Services, Inc. (File No. 000-51759), filed April 28, 2006.)†

10.5	Amendment No. 1 to the H&E Equipment Services, Inc. Amended and Restated 2006 Stock-Based Incentive Compensation Plan (incorporated by reference from Exhibit 10.7 to Form 10-K of H&E Equipment Services, Inc. (File No. 000-51579), filed March 3, 2011).†

10.6	Amendment No. 2 to the H&E Equipment Services, Inc. Amended and Restated 2006 Stock-Based Incentive Compensation Plan (incorporated by reference from Exhibit 10.8 to Form 10-K of H&E Equipment Services, Inc. (File No. 000-51579), filed February 25, 2016).†

10.7	H&E Equipment Services, Inc. 2016 Stock-Based Incentive Compensation Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement of H&E Equipment Services, Inc. (File No. 000-51759), filed April 1, 2016.†

10.8	Form of Option Letter (incorporated by reference to Exhibit 10.36 to Registration Statement on Form S-1 of H&E Equipment Services, Inc. (File No. 333-128996), filed January 20, 2006).†

10.9	Form of Restricted Stock Award Agreement for Officers of H&E Equipment Services, Inc. (incorporated by reference from Exhibit 10.1 to Form 10-Q of H&E Equipment Services, Inc. (File No. 000-51759), filed November 3, 2011).†

10.10	Restrictive Covenant Agreement, dated August 14, 2015, by and between the Company and Bradley W. Barber (incorporated by reference to Exhibit 10.1 to Form 10-Q of H&E Equipment Services, Inc. (File No. 000-51759), filed October 29, 2015).†

10.11	Restrictive Covenant Agreement, dated October 12, 2015, by and between the Company and Leslie S. Magee (incorporated by reference to Exhibit 10.12 to Form 10-K of H&E Equipment Services, Inc. (File No. 000-51579), filed on February 25, 2016).†

12.1	Computation of Ratio of Earnings to Fixed Charges.*

21.1	Subsidiaries of H&E Equipment Services, Inc.*

23.1	Consent of Dechert LLP (included in Exhibit 5.1).*

23.2	Consent of Williams Mullen, P.C (included in Exhibit 5.2).*

23.3	Consent of Garlington, Lohn & Robinson, PLLP (included in Exhibit 5.3).*

23.4	Consent of Ryan, Swanson & Cleveland, PLLC (included in Exhibit 5.4).*

23.5	Consent of BDO USA, LLP.*

24.1	Powers of Attorney (included on signature pages of this Part II).

25.1	Statement of Eligibility of The Bank of New York Mellon Trust Company, N.A. as trustee with respect to the Indenture dated as of August 24, 2017*

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letter to Holders.*

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

99.5	Form of Letter to Clients.*

*	Filed herewith
†	Management contract or compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on the 17th day of January, 2018.

H&E EQUIPMENT SERVICES, INC.

By:	/s/ John M. Engquist
	Name:	John M. Engquist
	Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of the registrant appoints John M. Engquist and Leslie S. Magee as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute and/or file with the Securities and Exchange Commission any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John M. Engquist John M. Engquist	Chief Executive Officer and Director (Principal Executive Officer)	January 17, 2018

/s/ Leslie S. Magee Leslie S. Magee	Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	January 17, 2018

/s/ Gary W. Bagley Gary W. Bagley	Chairman of the Board of Directors	January 17, 2018

/s/ Paul N. Arnold Paul N. Arnold	Director	January 17, 2018

/s/ Bruce C. Bruckmann Bruce C. Bruckmann	Director	January 17, 2018

/s/ Patrick L. Edsell Patrick L. Edsell	Director	January 17, 2018

/s/ Thomas J. Galligan III Thomas J. Galligan III	Director	January 17, 2018

/s/ Lawrence C. Karlson Lawrence C. Karlson	Director	January 17, 2018

/s/ John T. Sawyer John T. Sawyer	Director	January 17, 2018

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on the 17th day of January, 2018.

GNE INVESTMENTS, INC.

By:	/s/ John M. Engquist
	Name:	John M. Engquist
	Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of the registrant appoints John M. Engquist and Leslie S. Magee as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute and/or file with the Securities and Exchange Commission any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John M. Engquist John M. Engquist	President, Chief Executive Officer and Director (Principal Executive Officer)	January 17, 2018

/s/ Leslie S. Magee Leslie S. Magee	Chief Financial Officer, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	January 17, 2018

/s/ Gary W. Bagley Gary W. Bagley	Director	January 17, 2018

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on the 17th day of January, 2018.

GREAT NORTHERN EQUIPMENT, INC.

By:	/s/ John M. Engquist
	Name:	John M. Engquist
	Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of the registrant appoints John M. Engquist and Leslie S. Magee as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute and/or file with the Securities and Exchange Commission any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John M. Engquist John M. Engquist	President, Chief Executive Officer and Director (Principal Executive Officer)	January 17, 2018

/s/ Leslie S. Magee Leslie S. Magee	Chief Financial Officer, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	January 17, 2018

/s/ Gary W. Bagley Gary W. Bagley	Director	January 17, 2018

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on the 17th day of January, 2018.

H&E CALIFORNIA HOLDING, INC.

By:	/s/ John M. Engquist
	Name:	John M. Engquist
	Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of the registrant appoints John M. Engquist and Leslie S. Magee as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute and/or file with the Securities and Exchange Commission any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John M. Engquist John M. Engquist	President, Chief Executive Officer and Director (Principal Executive Officer)	January 17, 2018

/s/ Leslie S. Magee Leslie S. Magee	Chief Financial Officer, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	January 17, 2018

/s/ Gary W. Bagley Gary W. Bagley	Director	January 17, 2018

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on the 17th day of January, 2018.

H&E EQUIPMENT SERVICES (CALIFORNIA), LLC

By:	/s/ John M. Engquist
	Name:	John M. Engquist
	Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of the registrant appoints John M. Engquist and Leslie S. Magee as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute and/or file with the Securities and Exchange Commission any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John M. Engquist John M. Engquist	President, Chief Executive Officer and Director (Principal Executive Officer)	January 17, 2018

/s/ Leslie S. Magee Leslie S. Magee	Chief Financial Officer, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	January 17, 2018

/s/ Gary W. Bagley Gary W. Bagley	Director	January 17, 2018

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on the 17th day of January, 2018.

H&E EQUIPMENT SERVICES (MID-ATLANTIC), INC.

By:	/s/ John M. Engquist
	Name:	John M. Engquist
	Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of the registrant appoints John M. Engquist and Leslie S. Magee as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute and/or file with the Securities and Exchange Commission any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John M. Engquist John M. Engquist	President, Chief Executive Officer and Director (Principal Executive Officer)	January 17, 2018

/s/ Leslie S. Magee Leslie S. Magee	Chief Financial Officer, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	January 17, 2018

/s/ Gary W. Bagley Gary W. Bagley	Director	January 17, 2018

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on the 17th day of January, 2018.

H&E FINANCE CORP.

By:	/s/ John M. Engquist
	Name:	John M. Engquist
	Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of the registrant appoints John M. Engquist and Leslie S. Magee as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute and/or file with the Securities and Exchange Commission any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John M. Engquist John M. Engquist	President, Chief Executive Officer and Director (Principal Executive Officer)	January 17, 2018

/s/ Leslie S. Magee Leslie S. Magee	Chief Financial Officer, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	January 17, 2018

/s/ Gary W. Bagley Gary W. Bagley	Director	January 17, 2018